                                                      Registration No. 333-31687

    As filed with the Securities and Exchange Commission on November 4, 1997


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                               AMENDMENT NO. 2 TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            NORTHWEST BANCORP, INC.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

         Pennsylvania                    6712               To be applied for
-------------------------------     ----------------      ---------------------
(State or other jurisdiction of     (Primary SIC No.)       (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                           Liberty and Second Streets
                           Warren, Pennsylvania 16365
                                 (814) 726-2140
    ----------------------------------------------------------------------
    (Address, including Zip Code, and telephone number, including area code of Registrant's principal executive offices)

                                Eric Luse, Esq.
                            Kenneth R. Lehman, Esq.
                      Luse Lehman Gorman Pomerenk & Schick
                           A Professional Corporation
                     5335 Wisconsin Avenue, N.W., Suite 400
                             Washington, D.C. 20015
                                 (202) 274-2000
        --------------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

             APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF
                         THE SECURITIES TO THE PUBLIC:
       As soon as practicable after receipt of all regulatory approvals.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
Title of each class of           Amount to        Proposed maximum            Proposed maximum          Amount of
securities to be registered    be registered      offering price per unit      offering price         registration fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value   7,300,000 shares        $16.25 /(1)/             $118,625,000               $35,947
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value     690,000 shares        $11.70 /(2)/             $  8,073,000               $ 2,447
-----------------------------------------------------------------------------------------------------------------------
                                                                                Total Fee Paid             $38,394/(3)/
=======================================================================================================================

/(1)/ Pursuant to Rule 457(c), the registration fee is based upon the average of the high and low prices of the common stock of Northwest Savings Bank on July 21, 1997, the date of the original filing of the Form S-4.
/(2)/ Represents shares underlying options. Such options have an exercise price of $11.70 per share.
/(3)/ Fee previously paid with original filing on July 21, 1997.

                                [NORTHWEST LOGO]

October 30, 1997


Dear Stockholder:

We cordially invite you to attend the 1997 Annual Meeting of Stockholders of Northwest Savings Bank (the "Bank"). The Annual Meeting will be held at the Knights of Columbus Hall, located at 219 2nd Avenue, Warren, Pennsylvania, at 11:00 a.m. (Pennsylvania time) on December 10, 1997.

The enclosed Notice of Annual Meeting and Proxy Statement/Prospectus describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of the Bank. Directors and officers of the Bank, as well as a representative of our independent auditors, will be present to respond to any questions that stockholders may have.

The business to be conducted at the Annual Meeting includes the election of two directors, and consideration of the proposal relating to an Agreement and Plan of Reorganization pursuant to which the Bank will reorganize into a "two-tier" mutual holding company structure (the "Reorganization"). In addition, stockholders will be requested to ratify the appointment of KPMG Peat Marwick LLP as auditors for the Bank's 1998 fiscal year.

Please make note of the following important considerations in connection with the Reorganization:

     . Operations of the Bank and Northwest Bancorp, MHC (the "Mutual Holding Company"). The Reorganization will have no impact on the operations of the Bank and the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

     . Reasons for the Reorganization. The Board of Directors of the Bank believes that forming a stock holding company will be in the best interests of stockholders because it will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure. Forming a stock holding company will enhance the ability to make investments, acquire other institutions, and repurchase shares of common stock. See "Proposal II--The Approval of the Agreement and Plan of Reorganization--Reasons for the Stock Holding Company Reorganization."

     . Tax Consequences. The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization, including that the Reorganization will be treated as a nontaxable transaction for federal income tax purposes. Please carefully read the section of this Proxy Statement/Prospectus titled "Proposal II--The Approval of the Agreement and Plan of Reorganization-- Tax Consequences."

     . Conditions to the Reorganization. The Agreement and Plan of Reorganization which governs the Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of two-thirds of the outstanding shares of the Bank's common stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; and (iii) receipt of any and all regulatory approvals necessary for the lawful consummation of the Reorganization. "Proposal II--The Approval of the Agreement and Plan of Reorganization-- Conditions to the Reorganization."

Please note that this list may not include all material terms of the Reorganization, and must be read along with the more complete description of the Reorganization included herein.

The Board of Directors of the Bank has determined that the matters to be considered at the Annual Meeting are in the best interest of the Bank and its stockholders. For the reasons set forth in the Proxy Statement/Prospectus, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

Also enclosed for your review is our 1997 Annual Report to Stockholders, which serves as the Bank's annual disclosure statement required by FDIC regulations, and contains detailed information concerning the activities and operating performance of the Bank. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,



John O. Hanna
President and Chief Executive Officer

                             NORTHWEST SAVINGS BANK
                           Liberty and Second Streets
                        Warren, Pennsylvania  16365-2353
                                 (814) 726-2140

                                   NOTICE OF
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held On December 10, 1997

     Notice is hereby given that the 1997 Annual Meeting of Northwest Savings Bank, (the "Bank") will be held at the Knights of Columbus Hall, 219 2nd Avenue, Warren, Pennsylvania, on December 10, 1997 at 11:00 a.m. Pennsylvania time.

     A Proxy Card and a Proxy Statement/Prospectus for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1.   The election of two directors of the Bank;

     2. The approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") providing for the establishment of Northwest Bancorp, Inc. (the "Stock Holding Company") as a stock holding company parent. The Stock Holding Company will be majority owned by Northwest Bancorp, MHC (the "Mutual Holding Company"), the Bank's mutual holding company. Pursuant to the Plan of Reorganization: (i) the Bank will become a wholly owned subsidiary of the Stock Holding Company; (ii) the Stock Holding Company will become a majority owned subsidiary of the Mutual Holding Company; and (iii) each outstanding share of common stock, par value $.10 per share, of the Bank will be converted into one share of common stock, par value $.10 per share, of the Stock Holding Company;

     3. The ratification of the appointment of KPMG Peat Marwick LLP as auditors for the Bank for the fiscal year ending June 30, 1998; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on November 1, 1997, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE BANK A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

                              By Order of the Board of Directors



                              Gregory C. LaRocca
                              Senior Vice President and Corporate Secretary

Warren, Pennsylvania
October 30, 1997

--------------------------------------------------------------------------
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------

                                     INDEX


                                                                          Page
                                                                          ----
REVOCATION OF PROXIES                                                       2

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF                             2

MARKET INFORMATION                                                          3

DIVIDEND POLICY                                                             4
   General                                                                  4
   Dividend Waivers by the Holding Company                                  4

PROPOSAL I--ELECTION OF DIRECTORS                                           5
   Executive Officers who are not Directors                                 7
   Meetings and Committees of the Board of Directors                        7
   Ownership Reports by Officers and Directors                              8
   Compensation Committee Interlocks and Insider Participation              8
   Report of the Board of Directors on Executive Compensation               9
   Performance Graph                                                        9
   Executive Compensation                                                  12
   Directors' Compensation                                                 13
   Employment Agreement                                                    14
   Defined Benefit Plan                                                    15
   Supplemental Executive Retirement Plan                                  16
   1995 Stock Option Plan                                                  16
   Transactions With Certain Related Persons                               17

PROPOSAL II--THE APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION      18
   Summary                                                                 18
   Reasons for the Stock Holding Company Reorganization                    18
   Plan of Reorganization                                                  19
   Capitalization                                                          20
   The Corry Acquisition                                                   22
   Regulatory Capital                                                      23
   Effective Date                                                          23
   Optional Exchange of Stock Certificates                                 23
   Rights of Dissenting Stockholders                                       24
   Tax Consequences                                                        24
   Consequences Under Federal Securities Laws                              24
   Conditions to the Reorganization                                        25
   Effect of the Reorganization on any Future Mutual-to-Stock Conversion
       of the Mutual Holding Company                                       25
   Effect of the Reorganization on Stock Benefit Plans of the Bank         25
   Amendment, Termination or Waiver                                        25
   Business of the Stock Holding Company                                   25
   Management of the Stock Holding Company                                 26
   Indemnification of Officers and Directors and Limitation of Liability   26
   Comparison of Stockholder Rights and Certain Anti-Takeover Provisions   30
   Regulation of the Stock Holding Company                                 33

   Description of Capital Stock of the Stock Holding Company               35
   Common Stock                                                            35
   Preferred Stock                                                         36
   Accounting Treatment                                                    36
   Vote Required                                                           36

PROPOSAL III--RATIFICATION OF APPOINTMENT OF AUDITORS                      36

STOCKHOLDER PROPOSALS                                                      37

MISCELLANEOUS                                                              37

EXPERTS                                                                    37

AVAILABLE INFORMATION                                                      37

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                            38

EXHIBIT A--Agreement and Plan of Reorganization
EXHIBIT B--Articles of Incorporation of Northwest Bancorp, Inc.
EXHIBIT C--Bylaws of Northwest Bancorp, Inc.


                           PROXY STATEMENT/PROSPECTUS


                             NORTHWEST SAVINGS BANK
                           Liberty and Second Streets
                        Warren, Pennsylvania  16365-2353
                                 (814) 726-2140


                      1997 ANNUAL MEETING OF STOCKHOLDERS
                               December 10, 1997


     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Northwest Savings Bank (the "Bank") to be used at the 1997 Annual Meeting of Stockholders of Northwest Savings Bank (the "Meeting"), which will be held at the Knights of Columbus Hall, 219 2nd Avenue, Warren, Pennsylvania, on December 10, 1997, at 11:00 a.m., Pennsylvania time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement/Prospectus are first being mailed to stockholders on or about November 7, 1997.

     One of the proposals to be submitted to a vote of securityholders pursuant to this Proxy Statement/Prospectus relates to the approval of a Plan of Reorganization that involves the issuance of shares of common stock. In connection with this issuance please make note of the following:

THE SECURITIES ISSUED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE PENNSYLVANIA DEPARTMENT OF BANKING, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES AUTHORITY. NOR HAS ANY SUCH COMMISSION, OFFICE OR AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A FEDERAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE COMMON STOCK IS NOT GUARANTEED BY THE BANK, THE STOCK HOLDING COMPANY, OR THE MUTUAL HOLDING COMPANY. THERE CAN BE NO ASSURANCE THAT THE TRADING PRICE OF THE COMMON STOCK OFFERED HEREBY WILL NOT DECREASE AT ANY TIME.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN REQUEST FROM GREGORY C. LAROCCA, CORPORATE SECRETARY, LIBERTY AND SECOND STREETS, WARREN, PENNSYLVANIA 16365-2353 (TELEPHONE NUMBER 814/726-2140). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE DAYS PRIOR TO THE DATE OF THE ANNUAL MEETING.

                             REVOCATION OF PROXIES

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Bank will be voted in accordance with the directions given thereon. YOU MUST SIGN AND RETURN YOUR PROXY TO THE BANK IN ORDER FOR YOUR VOTE TO BE COUNTED. PROXIES RECEIVED BY THE BANK WHICH ARE SIGNED, BUT CONTAIN NO INSTRUCTIONS FOR VOTING WILL BE VOTED "FOR" THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS FOR CONSIDERATION AT THE MEETING.

     Proxies may be revoked by sending written notice of revocation to the Secretary of the Bank, Gregory C. LaRocca, at the address of the Bank shown above, or by returning a duly executed proxy bearing a later date. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Bank prior to the voting of such proxy.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Holders of record of the Bank's common stock, par value $.10 per share (the "Bank Common Stock"), as of the close of business on November 1, 1997 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, there were 23,379,280 shares of Bank Common Stock issued and outstanding, 16,200,000 of which were held by Northwest Bancorp, MHC (the "Mutual Holding Company"), and 7,179,280 of which were held by stockholders other than the Holding Company ("Minority Stockholders"). November 1, 1997, is also the record date for the Bank's two-for-one stock split to be paid on November 14, 1997, in the form of a 100% stock dividend. The information presented herein has not been adjusted to reflect such stock split. The presence in person or by proxy of a majority of the outstanding shares of Bank Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Directors are elected by a plurality of votes cast. The affirmative vote of two-thirds of the votes eligible to be cast by the Bank's stockholders, in person or by proxy, is required for approval of the Plan of Reorganization. Shares represented by all properly executed proxies received prior to the Meeting and not revoked prior to exercise will be voted in the manner specified by the holder thereof. Executed proxies which do not contain voting instructions will be voted in favor of approval of the Plan of Reorganization. Abstentions may be specified on the Proxy Card. Nonvoting shares, abstention and proxies without specified instructions delivered to brokers by beneficial owners of shares held in street name by such brokers ("broker non-votes") will not be counted as votes cast for purposes of determining whether a majority has been attained and therefore will have no effect of the vote to approve the Plan of Reorganization. The affirmative vote of holders of a majority of the total votes present at the Meeting in person or by proxy, without regard to broker non-votes, is required for the ratification of KPMG Peat Marwick LLP as auditors for the fiscal year ending June 30, 1998. Shares as to which the "Abstain" box has been selected on the proxy card will be counted as shares present and entitled to vote and will have the same effect of a vote against the matter. The Mutual Holding Company intends to vote in favor of all of the items being presented to a vote of stockholders, and, accordingly approval of all proposals is assured.

          Persons and groups who beneficially own in excess of 5% of the Bank Common Stock are required to file certain reports with the Federal Deposit Insurance Corporation (the "FDIC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of August 1, 1997, the shares of Bank Common Stock beneficially owned by executive officers and directors as a group and by each person who was the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                      AMOUNT OF SHARES
                                      OWNED AND NATURE   PERCENT OF SHARES
        NAME AND ADDRESS OF             OF BENEFICIAL     OF COMMON STOCK
         BENEFICIAL OWNERS              OWNERSHIP (1)       OUTSTANDING
------------------------------------  -----------------  ------------------

Northwest Bancorp, MHC (2)                  16,200,000                69.3%
Liberty and Second Streets
Warren, Pennsylvania 16365-2353

Northwest Bancorp, MHC, and                 16,736,984                71.6%
  all the Bank's directors and
  executive officers as a group
  (15 directors and officers) (2)

-----------------------

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Bank Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power. The information presented has not been adjusted to reflect the Bank's November 14, 1997 two-for-one stock split.

(2) Includes 16,2000,000 shares of Bank Common Stock held by Northwest Bancorp, MHC, of which the Bank's executive officers and directors are also executive officers and trustees. Excluding shares of Bank Common Stock held by Northwest Bancorp, MHC, the Bank's executive officers and directors owned 536,984 shares of Bank Common Stock, or 2.3% of the outstanding shares.


                               MARKET INFORMATION

     The Bank Common Stock is listed on the Nasdaq National Market under the symbol "NWSB." As of August 1, 1997, the Bank had eight registered market makers, 4,362 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 23,374,560 shares outstanding. The following table sets forth market price and dividend information for the Bank Common Stock for each quarter of the previous two calendar years. All information has been revised to reflect the Bank's May 22, 1996 two-for-one stock split, but has not been adjusted to reflect the Bank's November 14, 1997 two-for-one stock split.


          QUARTER ENDED               HIGH      LOW     DIVIDENDS
          -------------             --------   -------  ---------

          1995
          ----
          March 31                   $ 8 7/8   $ 7 1/2    $.075
          June 30                    $ 9 7/8   $ 8 3/8    $.075
          September 30               $12       $ 9 5/8    $.075
          December 31                $13 1/2   $11 3/4    $.075

          1996
          ----
          March 31                   $12 3/4   $11 1/8    $.075
          June 30                    $12 1/2   $11 1/8    $.08
          September 30               $12 1/4   $10 3/4    $.08
          December 31                $13 3/4   $13        $.08

          1997
          ----
          March 31                   $15 5/8   $15        $.08
          June 30                    $15 3/4   $14 1/4    $.08
          September 30               $27 1/4   $22        $.08

     The last trade of the Bank Common Stock on November 12, 1996, the date immediately prior to the Bank's announcement of its intention to reorganize pursuant to the Plan of Reorganization, was at a price of $12 5/8 per share. The last trade of Bank Common Stock on October 31, 1997 was at a price of $30 per share.

                                DIVIDEND POLICY
GENERAL

     The Bank has paid quarterly cash dividends every quarter since the completion of its mutual holding company reorganization and minority stock issuance in November 1994. Although the Stock Holding Company expects to continue to pay cash dividends in the same amount per share as the Bank, its principal source of income will initially consist of dividends from the Bank. Dividends paid by the Stock Holding Company will be determined by the Stock Holding Company's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory restrictions which affect the payment of dividends by the Bank to the Stock Holding Company, and other factors. In addition, the Stock Holding Company's ability to pay dividends is subject to limitations under Pennsylvania law. There can be no assurance that dividends will be paid on Holding Company Common Stock or that, if paid, such dividends will not be reduced or eliminated in the future. See "Proposal II--Approval of the Agreement and Plan of Reorganization."

     The Stock Holding Company will not be subject to FRB regulatory restrictions on the payment of dividends to its stockholders other than with respect to maintaining minimum levels of capital, although the source of such dividends will be dependent upon the factors set forth above. The Stock Holding Company is subject, however, to the requirements of Pennsylvania law with respect to the payment of dividends. See "Proposal II--Approval of the Agreement and Plan of Reorganization."

DIVIDEND WAIVERS BY THE HOLDING COMPANY

     In connection with the FRB's approval of the Bank's formation of the Mutual Holding Company, the FRB imposed certain conditions on the waiver by the Mutual Holding Company of dividends paid on Bank Common Stock. These conditions will continue to apply to any waiver by the Mutual Holding Company of dividends paid on Holding Company Common Stock. In particular, the Mutual Holding Company must obtain prior FRB approval before it may waive any dividends. The amount of any waived dividends will not be available for payment to Minority Stockholders and will be excluded from capital for purposes of calculating dividends payable to Minority Stockholders. Moreover, the cumulative amount of waived dividends must be maintained in a restricted capital account which would be added to any liquidation account of the Bank, and would not be available for distribution to Minority Stockholders. The restricted capital account and liquidation account amounts would not be reflected in the Bank's financial statements or the notes thereto, but would be considered as a notational or memorandum account of the Bank, and would be maintained in accordance with the rules, regulations and policy of the Office of Thrift Supervision ("OTS") except that such rules would be administered by the FRB, and any other rules and regulations adopted by the FRB. As of the date hereof, the FRB had not given its approval to any waiver, and the Mutual Holding Company had not waived any dividends paid by the Bank.

     The Reorganization is not expected to have an effect on whether or not the Mutual Holding Company applies to the FRB for approval to waive dividends.
After the Reorganization, if the Mutual Holding Company decides that it is in its best interest to waive a particular dividend to be paid by the Stock Holding Company, and the FRB approves such waiver, then the Stock Holding Company would pay such dividend only to Minority Stockholders, and the amount of the dividend waived by the Mutual Holding Company would be treated in the manner described above. The Mutual Holding Company's decision as to whether or not to waive a particular dividend, if such waiver is approved by the FRB, will depend on a number of factors, including the Mutual Holding Company's capital needs, the investment alternatives available to the Mutual Holding Company as compared to those available to the Bank, and regulatory approvals. Management believes that, after the Reorganization, the factors considered by the Mutual Holding Company in deciding whether or not to waive dividends are not likely to change, except that it will also consider the investment alternatives available to the Stock Holding Company, which, after the Reorganization, will include the repurchase of Holding Company Common Stock. There can be no assurance (i) that after the

Reorganization the Mutual Holding Company will waive dividends paid by the Stock Holding Company, (ii) that the FRB will approve any dividend waivers by the Mutual Holding Company or (iii) of the terms that may be imposed by the FRB on any dividend waiver.

                       PROPOSAL I--ELECTION OF DIRECTORS

     The Bank's Board of Directors consists of ten members. The Bank's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Bank are generally elected to serve for a three-year period or until their respective successors shall have been elected and shall qualify. Two directors will be elected at the Meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated John O. Hanna and Richard L. Carr to serve as directors for a three year term. Both nominees are currently members of the Board of Directors.

     The table below sets forth certain information regarding the composition of the Bank's Board of Directors as of June 30, 1997, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.




                                                                                        Shares of
                             Positions Held in the             Director  Current Term  Beneficially     Percent
  Name (1)            Age     Percent in the Bank              Since (2)   to Expire   Common Stock    Of Class
  --------            ---  --------------------------          --------- ------------  -------------   --------
                                                      NOMINEE

John O. Hanna         65   President, Chief Executive             1970      1997          164,487(4)        *
                            Officer and Director
Richard L. Carr       56   Director                               1982      1997           16,412(5)        *

                           DIRECTORS CONTINUING IN OFFICE

William J. Wagner     43   Executive Vice President,              1994      1999           47,107(6)        *
                            Chief Operating Officer,
                            Chief Financial Officer
                            and Director
Robert G. Ferrier     57    Director                              1980      1998           25,900(5)        *
Richard E. McDowell   53    Director                              1972      1998           40,400(5)        *
Joseph T. Stadler     65    Director                              1970      1998           12,400(5)        *
Walter J. Yahn        69    Director                              1972      1998           25,258(5)        *
Thomas K. Creal, III  58    Director                              1982      1999           14,000(5)        *
John J. Doyle         69    Director                              1970      1999           20,400(5)        *
John S. Young         70    Director                              1972      1999           23,036(5)        *

                                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

John M. Blair         61    Senior Vice President-                N/A       N/A            32,212(7)        *
                             Mortgage Lending
Gregory C. LaRocca    46    Senior Vice President-                N/A       N/A            26,808(8)        *
                             Administration and
                             Corporate Secretary
Robert A. Ordiway     49    Senior Vice President-                N/A       N/A            29,423(8)        *
                             Community Banking
Raymond R. Parry      60    Senior Vice President-                N/A       N/A            32,692(7)        *
                             Consumer Lending
James E. Vecellio     49    Senior Vice President-                N/A       N/A            26,449(9)        *
                             Operations

-------------------
*    Less than 1%.
(1) The mailing address for each person listed is Liberty Street and Second Avenue, Warren, Pennsylvania 16365-2353.
(2)  Reflects initial appointment to the Board of Trustees of the Bank's mutual
     predecessor.    Each director of the Bank is also a trustee of Northwest
     Bancorp, MHC, which owns the majority of the issued and outstanding shares of Bank Common Stock.

(3) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof." The information presented has not been adjusted to reflect the Bank's November 14, 1997 two-for-one stock split.
(4) Includes options to purchase 60,000 shares of Bank Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 34,500 restricted shares which had not vested as of the date beneficial ownership is being determined.
(5) Includes options to purchase 4,400 shares of Bank Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 3,600 restricted shares which had not vested as of the date beneficial ownership is being determined.
(6) Includes options to purchase 16,000 shares of Bank Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 9,600 restricted shares which had not vested as of the date beneficial ownership is being determined.
(7) Includes options to purchase 8,000 shares of Bank Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 6,000 restricted shares which had not vested as of the date beneficial ownership is being determined.
(8) Includes options to purchase 5,600 shares of Bank Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 4,200 restricted shares which had not vested as of the date beneficial ownership is being determined.
(9) Includes options to purchase 8,800 shares of Bank Common Stock which are exercisable within 60 days of the date as of which beneficial ownership is being determined and 6,600 restricted shares which had not vested as of the date beneficial ownership is being determined.

     The principal occupation during the past five years of each director of the Bank is set forth below. All directors have held their present positions for five years unless otherwise stated.

     John O. Hanna has been employed by the Bank since 1960, and has been Chief Executive Officer since 1972. Mr. Hanna is also a director of the Pennsylvania Association of Community Bankers; the Heritrust Corporation; the Blair Corporation, a mail order company, and serves as Chairman of the Distribution Committee of the Warren Foundation. Mr. Hanna is also a Director of Jamestown Savings Bank, the majority owned subsidiary of the Mutual Holding Company.

     William J. Wagner has been the Chief Financial Officer for the Bank since 1984 and was named Chief Operating Officer in 1996. Mr. Wagner was appointed Executive Vice President in 1992 and was elected to the Board of Directors in 1994. Mr. Wagner is a certified public accountant. Mr. Wagner is also a Director of Jamestown Savings Bank.

     Thomas K. Creal, III has been a partner in the architectural firm of Creal, Hyde & Larson, in Warren, Pennsylvania since 1969.

     John J. Doyle has been President of Perry Construction Company, Erie, Pennsylvania, since 1989.

     John S. Young was President and Sales Manager for Young Brothers Electronics, Inc. from 1953 through 1983, Sales Representative for Lee Distributing Company from 1983 through 1987, and Sales Agent for Paul C. Nunes Associates from 1987 through 1992, when he retired.

     Richard L. Carr served as Superintendent of the Titusville Area School District, Titusville, Pennsylvania from 1986 until his retirement in 1996.
Since his retirement, he has served as a consultant to the University of Findlay located in Findlay, Ohio.

     Robert G. Ferrier has been President of Ferrier Hardware, Inc. since 1957 and President of Drexel Realty, Erie, Pennsylvania since 1972.

     Richard E. McDowell has served as President of the University of Pittsburgh at Bradford, Bradford, Pennsylvania since 1970. Dr. McDowell is also a director of Bradford Educational Foundation, the Blaisdell Foundation, and the Bradford Regional Medical Center.

     Joseph T. Stadler retired in January 1995. Prior to that time, he served as Vice President-Manufacturing of Superior Bronze Corporation in Erie, Pennsylvania.

     Walter J. Yahn is Chairman of the Board, founder, and Chief Executive Officer of the Erie Advanced Manufacturing Company, Erie, Pennsylvania. He has served in this capacity since 1971.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     John M. Blair has been employed by the Bank since 1961, most recently as Senior Vice President in charge of Mortgage Lending.

     Gregory C. LaRocca has been employed by the Bank since 1992, most recently as Senior Vice President of Administration and Corporate Secretary. He was previously Chief Executive Officer of American Federal Savings, which merged with the Bank in March of 1992.

     Robert A. Ordiway has been employed by the Bank since 1975, most recently as Senior Vice President of Community Banking. Mr. Ordiway is also a Director of Jamestown Savings Bank.

     Raymond R. Parry has been employed by the Bank since 1981, most recently as Senior Vice President of Consumer Lending and President of Northwest Consumer Discount Company, a wholly owned subsidiary of the Bank.

     James E. Vecellio has been employed by the Bank since 1977, most recently as Senior Vice President-Operations.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business of the Bank is conducted at regular and special meetings of the full Board and its standing committees. The standing committees consist of the Executive, Audit, Personnel and Pension, Asset/Liability, Long Range Planning and Community Reinvestment Committees. The full Board of Directors acts as Nominating Committee for the Bank. Mr. Hanna, President of the Bank, is an ex officio member of each of the committees, except for the Audit Committee. During the fiscal year ended June 30, 1997, the Board of Directors met at 12 regular meetings and 2 special meetings called in accordance with the Bylaws.
No member of the Board or any committee thereof attended less than 75% of said meetings.

     The Executive Committee of the Board of Directors consists of Directors Hanna, who serves as Chairman, Wagner, Creal, McDowell, Yahn and Stadler, and meets to conduct the business and affairs of the Bank during the interval between meetings of the Board. All actions of the Executive Committee are reviewed by the entire Board; however, the Executive Committee has decision-making authority as assigned by the Board. The Executive Committee met 10 times during the fiscal year ended June 30, 1997.

     The Audit Committee consists of Directors Carr, who serves as Chairman, Doyle, Young and Stadler. This committee meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent certified public accountants to review the results of the annual audit and other related matters. The Audit Committee met four times during the fiscal year ended June 30, 1997.

     The Personnel and Pension Committee of the Board of Directors consists of Directors Young, who serves as Chairman, Hanna, Carr, Creal and Stadler. The committee meets when needed to review all employment policies and the performance and remuneration of the officers and employees of the Bank, and to review and approve all compensation and benefit programs implemented by the Bank and all matters relating to pension plan administration. The committee met 2 times during the fiscal year ended June 30, 1997.

     The Risk Management Committee consists of Directors Creal, Doyle, Hanna, Wagner, Yahn and Young. This committee meets quarterly to review the maturity and repricing of the Bank's assets and liabilities in an effort to manage the Bank's interest rate risk, ensure compliance with the Bank's interest rate risk policy and review and amend strategies for interest rate risk management. The committee met four times during the fiscal year ended June 30, 1997. In September 1997, this committee became the Risk Management Committee.

     Other Board committees include the Long Range Planning Committee, which consists of Directors Ferrier, who serves as Chairman, Hanna, Carr, Doyle, Yahn, and Wagner, and the Community Reinvestment Committee, which consists of Directors Ferrier, who serves as Chairman, Hanna, Young, Carr and Doyle.

OWNERSHIP REPORTS BY OFFICERS AND DIRECTORS

     The Bank Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The officers and directors of the Bank and beneficial owners of greater than 10% of the Bank's Common Stock ("10% beneficial owners") are required to file reports on Forms F-7, F-8 and F-8A with the FDIC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. FDIC rules require disclosure in the Bank's Proxy Statement/Prospectus and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Bank's Common Stock to file a Form F-7, F-8 or F-8A on a timely basis. Based on the Bank's review of such ownership reports, Mr. Vecellio failed to file on a timely basis one report relating to one transaction involving the purchase by an affiliate of 1,000 shares of Bank Common Stock, and no other officer, director or 10% beneficial owner of the Bank failed to file such ownership reports on a timely basis for the fiscal year ended June 30, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Bank's Personnel and Pension Committee determines the salaries to be paid each year to the officers of the Bank. The Personnel and Pension Committee consists of Directors Young, who serves as Chairman, Hanna, Carr, Creal and Stadler. Mr. Hanna is also President and Chief Executive Officer of the Bank. The Bank leases approximately 13,000 square feet of office space from Mr. Hanna at an annual rent of $47,600. The leasing value of the property was appraised by two outside appraisers at the time the Bank and Mr. Hanna entered into the lease. The Federal Home Loan Bank Board (the Bank's principal federal regulator at such time) reviewed the terms of the lease and did not object to the lease arrangement.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Under rules established by the Securities and Exchange Commission, as administered by the FDIC, the Bank is required to provide certain data and information in regard to the compensation and benefits provided to its Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Bank's Personnel and Pension Committee, has prepared the following report for inclusion in this Proxy Statement/Prospectus.

     The Personnel and Pension Committee annually reviews the performance of the Chief Executive Officer and other executive officers, and approves changes to base compensation as well as the level of bonus, if any, to be awarded to executive officers other than Mr. Hanna. Mr. Hanna's compensation is adjusted annually through 1998 by a formula fixed by the terms of his employment agreement. In addition, the Personnel and Pension Committee recommends bonuses to be awarded to Mr. Hanna based on a numerical formula relating to the Bank's return on average assets. Based on this formula, and the Bank's return on average assets for the fiscal year ended June 30, 1996, a 22% bonus was awarded to Mr. Hanna, most of which was paid during the fiscal year ended June 30, 1997. Based on the same formula, and the Bank's return on average assets for the fiscal year ended June 30, 1997, a 20% bonus will be paid to Mr. Hanna during the fiscal year ended June 30, 1998. Mr. Hanna was also paid the holiday bonus discussed below. Differences between the amount of these bonuses and the amounts set forth in the "Executive Compensation" table relate largely to the timing of the payment of bonuses. In determining whether the base salary of other executive officers should be adjusted, the Bank's Personnel and Pension Committee takes into account individual performance, performance of the Bank, the size of the Bank and the complexity of its operations, and information regarding compensation paid to executives performing similar duties for financial institutions in the Bank's market area. In addition, officers generally receive a holiday bonus equal to approximately 5% of base compensation.

     While the Personnel and Pension Committee does not use strict numerical formulas to determine changes in compensation and while it weighs a variety of different factors in its deliberations, it has emphasized and will continue to emphasize earnings, profitability, capital position and income level, and return on average assets as factors in setting the compensation. Other non-quantitative factors considered by the Bank's Personnel and Pension Committee in fiscal 1997 included general management oversight of the Bank, the quality of communication with the Personnel and Pension Committee, and the productivity of employees. Finally, the Personnel and Pension Committee considered the standing of the Bank with customers and the community, as evidenced by the level of customer/community complaints and compliments. While each of the quantitative and non-quantitative factors described above was considered by the Personnel and Pension Committee, such factors were not assigned a specific weight in evaluating the performance of the Bank's executives. Rather, all factors were considered, and based upon the effectiveness of such officers in addressing each of the factors, and the range of compensation paid to officers of peer institutions, the Personnel and Pension Committee approved salary increases for the Bank's three executive officers not covered by an employment agreement.

     This report has been provided by the Personnel and Pension Committee consisting of Directors John S. Young, Chairman, and John O. Hanna, John J. Carr, Thomas K. Creal, III and Joseph T. Stadler.

PERFORMANCE GRAPH

     Set forth hereunder is a performance graph comparing (a) the cumulative total return on the Bank's Common Stock for the period beginning with the last trade of the Bank's stock on November 7, 1994, or $9.00 per share (as adjusted), as reported by the Nasdaq National Market, through June 30, 1997, (b) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (c) the cumulative total return on stocks included in the Nasdaq Composite Index over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

     There can be no assurance that the Bank's stock performance will continue in the future with the same or similar trend depicted in the graph. The Bank will not make or endorse any predictions as to future stock performance.

                        PERFORMANCE GRAPH APPEARS HERE


                 CUMULATIVE RETURN ON THE BANK'S COMMON STOCK

                             NASDAQ            NASDAQ       NORTHWEST
Measurement Period           COMPOSITE         BANK         SAVINGS
(Fiscal Year Covered)        INDEX             INDEX        BANK
---------------------        ---------------   ---------    ----------
Measurement Pt-11/07/1994    $100              $100         $100
FYE 06/30/1995               $123              $118         $109
FYE 06/30/1996               $158              $154         $130
FYE 06/30/1997               $193              $241         $184

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended June 30, 1997, 1996, and 1995, certain information as to the total remuneration paid by the Bank to the President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer of the Bank, and for the fiscal year ended June 30, 1997 certain information is to the total renumeration paid by the Bank to the five most highly compensated executive officers other than the Chief Executive Officer and the Executive Vice President ("Named Executive Officers").

                                          ANNUAL COMPENSENSATION             LONG-TERM COMPENSATION
                        ---------------------------------------------    -------------------------------
                                                                              AWARDS (4)
                                                              OTHER      ---------------------   PAYOUTS
     NAME AND                YEAR                          OTHER ANNUAL  RESTRICTED             ---------       ALL OTHER
PRINCIPAL POSITION           ENDED   SALARY (#)            COMPENSATION    STOCK      OPTIONS/     LTIP      COMPENSATION ($)
       (1)                   6/30       (2)     BONUS (#)       (3)      AWARDS (#)   SARS (#)    PAYOUTS          (5)
-----------------------------------------------------------------------------------------------------------------------------
John O. Hanna                 1997   399,984    107,990            --           --          --        --          40,266
 President and Chief          1996   374,819    101,500            --    58,000 (6)     150,000 (7)   --          43,137
 Executive Officer            1995   374,800     98,500            --           --          (6)       --          39,700
                                                                                            --
William J. Wagner             1997   171,826     41,966            --           --          --        --          20,721
 Executive Vice               1996  146,615      35,830            --    16,000 (6)      40,000 (7)   --          20,177
 President, Chief Operating   1995   125,000     35,800            --           --          --        --          20,800
 Officer and Chief
 Financial Officer

John M. Blair                 1997    87,966     18,673            --           --          --        --          10,228
Senior Vice President-
Mortgage Lending (8)

Gregory C. LaRocca            1997    87,968     18,698            --           --          --        --          10,269
Senior Vice President
and Corporate Secretary (8)

Robert A. Ordiway             1997    87,915     17,345            --           --          --        --           9,722
Senior Vice President-
Community Banking (8)

Raymond R. Parry              1997    87,956     18,623            --           --          --        --          10,172
Senior Vice President-
Consumer Lending (8)

James E. Vecellio             1997    92,471     19,736            --           --          --        --          11,131
Senior Vice President-
Operations (8)


(1) No other executive officer received salary and bonuses that in the aggregate exceeded $100,000.
(2) Includes amounts deferred at the election of named officers pursuant to the Northwest Retirement Savings Plan (the "401(k) Plan").
(3) For the fiscal years ended June 30, 1997, 1996 and 1995, there were no perquisites exceeding the lesser of $50,000 or 10% of the individual's total salary and bonus for the year.
(4)  Adjusted for the May 22, 1996, two-for-one stock split.
(5) Includes shares awarded pursuant to the Bank's employee stock ownership plan, amounts paid for life insurance premiums, and Bank contributions to the 401(k) Plan.
(6) Includes shares of common stock awarded pursuant to the Northwest Savings Bank and Northwest Bancorp, MHC 1995 Recognition and Retention Plan for Employees and Outside Directors (the "Recognition Plan"), for which no cash consideration was paid by the recipient. The awards vest in five annual installments. Dividends on such shares are paid to the recipient. The value of such shares was determined by multiplying the number of shares awarded by the last sale price of Bank Common Stock on the day prior to the award. At June 30, 1997, Messers. Hanna, Wagner, Blair, LaRocca, Ordiway, Parry and Vecellio held 34,500, 9,600, 6,000, 4,200, 4,200, 6,000 and 6,600 shares of
    Bank Common Stock, respectively, that remain subject to restrictions under the Recognition Plan. The fair market value of such restricted stock on such date

    (based on the price of the last sale reported on the Nasdaq National Market) was approximately $534,750, $148,800, $93,000, $65,100, $65,100, $93,000 and
    $102,300, respectively. The information presented has not been adjusted to reflect the Bank's November 14, 1997 two-for-one stock split.
(7) Includes options awarded pursuant to the Northwest Savings Bank and Northwest Bancorp, MHC 1995 Stock Option Plan. The options vest in five equal annual installments, and the exercise price of such options is $11.75.
(8) No disclosure is provided for the fiscal years ended June 30, 1996 and 1995, as such executive officer's total annual salary and bonus did not exceed $100,000.

DIRECTORS' COMPENSATION

  As of July 1, 1997, nonemployee directors are paid an annual retainer of $7,800 plus $900 per board meeting attended or $800 if participating via conference call. Nonemployee members of the Executive, Audit, Asset/Liability, Long Range Planning, Personnel and Pension, and Community Reinvestment Committees are paid $500 per meeting attended, or $400 per meeting if such committee meeting is held on a day of a regularly scheduled Board meeting or if the meeting is held via conference call.

  The Bank sponsors a non-tax qualified deferred compensation plan for directors (the "Deferred Compensation Plan") that enables a director to elect to defer all or a portion of his directors' fees. The amounts deferred are credited with interest at the rate paid on the Bank's five year certificate of deposit. Deferred amounts are payable upon retirement of a director on or after attaining age 59-1/2 but no later than age 72, in the form of a lump sum or in five or ten equal installments. Payments to a director, or to his designated beneficiary, may also be made from the Deferred Compensation Plan upon the director's death, total and permanent disability, or termination of service from the Board. Participants in the Deferred Compensation Plan would not recognize taxable income with respect to the Deferred Compensation Plan benefits until the assets are actually distributed.

  The Bank maintains a retirement plan for outside directors (the "Directors Plan"). Directors who have served the Board for five years or more and are not Bank employees are eligible to receive benefits under the Directors Plan. Upon a director's retirement from the Board on or after five years of service and the attainment of age 60, the director is entitled to receive a retirement benefit equal to sixty percent of the annual retainer paid immediately prior to retirement plus sixty percent of the board meeting fees paid for the director's attendance at board meetings at the annual rate which was in effect immediately prior to his retirement. If a director retires after five years or more of service but before attaining age 60, the director is entitled to one-half of the benefits otherwise available to him. Retirement benefits commence on the first day of the calendar quarter following the director's attainment of age 65, or if retirement occurs later, on the first day of the calendar quarter following retirement. Such retirement benefits are paid for a period equal to the lesser of the number of a director's completed full years of service, his life, or ten years. No survivor benefits are payable under the Directors Plan. During the fiscal year ended June 30, 1997, the expense to the Bank of the Directors Plan was $47,982.

  1995 Stock Option Plan. During the fiscal year ended June 30, 1996, the Bank adopted the Northwest Savings Bank and Northwest Bancorp, MHC 1995 Stock Option Plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan was approved by a majority of the Bank's Minority Stockholders present at the 1995 Annual Meeting. The 1995 Stock Option Plan is a self-administering plan that granted to nonemployee Directors Ferrier, McDowell, Stadler, Yahn, Creal, Doyle, Young, Carr and three former directors nonstatutory options for each such director to purchase 11,000 (split adjusted) shares of Bank Common Stock. Such shares vest in five equal annual installments over a five year period beginning on December 20, 1995. The 1995 Stock Option Plan further provides that each new non-employee director shall be granted options to purchase 500 shares of Bank Common Stock to the extent options remain available in, or are returned to, the 1995 Stock Option Plan. The exercise price per share for each option is equal to 95% of the fair market value of the Bank Common Stock on the date the option was granted, or in the case of all options awarded during the fiscal year ended June 30, 1996, $11.16 per share (as adjusted for the May 22, 1996 stock split, but not adjusted for the November 14, 1997 stock split). All options granted under the 1995 Stock Option Plan expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director. However, in the event of termination of service or employment due to death, disability, normal retirement or a change of control of the Bank, nonstatutory stock options may be exercised for up to five years.

  1995 Directors Recognition and Retention Plan. During the fiscal year ended June 30, 1996, the Bank adopted the Northwest Savings Bank and Northwest Bancorp, MHC Recognition and Retention Plan for Employees and Outside Directors (the "1995 Recognition Plan"). The 1995 Recognition Plan was approved by a majority of Minority Stockholders present at the 1995 Annual Meeting. During the fiscal year ended June 30, 1996, the Bank contributed sufficient funds to the 1995 Recognition Plan to enable it to purchase 138,000 shares of Bank Common Stock from the Bank, a total of 66,000 (as adjusted for the May 22, 1996 stock split, but not adjusted for the November 14, 1997 stock split) shares of which were awarded to nonemployee Directors Ferrier, McDowell, Stadler, Yahn, Creal, Doyle, Young, Carr and three former directors. Such awards of Bank Common Stock ("Restricted Stock") are restricted by the terms of the 1995 Recognition Plan. Participants earn (become vested in) shares of Restricted Stock covered by an award, and all restrictions lapse in five equal annual installments, commencing on either December 20, 1995 or January 5, 1996. Awards become fully vested upon a participant's disability, death, or following termination of service in connection with a change in control of the Bank. Unvested shares of Restricted Stock are forfeited by a director who is not an employee upon failure to seek reelection, failure to be reelected, or resignation from the Board. Prior to vesting, recipients of awards under the 1995 Recognition Plan receives dividends and may vote the shares of Restricted Stock allocated to them. The Committee will vote shares as to which no instructions are received and any unallocated shares in the same proportion as allocated shares for which instructions are given.

EMPLOYMENT AGREEMENT

  As of November 1993 the Bank renewed a five-year employment agreement with John O. Hanna, President and Chief Executive Officer of the Bank, which was originally entered into in November 1985. The current employment agreement provides for a five-year term, and continues through November 1998. The agreement provides that the base salary of Mr. Hanna shall be at the top quartile of compensation of executives in the Bank's peer group. As of June 30, 1997, Mr. Hanna's base salary was $400,000. In addition to the base salary, the employment agreement provides that Mr. Hanna is to receive in lieu of the group life insurance benefit, a life insurance benefit equal to $1.0 million plus one year's annual salary. Under the employment agreement, Mr. Hanna is also entitled to certain perquisites and other personal benefits. In the event of his death, the employment agreement requires the Bank to continue to pay Mr. Hanna's salary to his beneficiaries for one year, and continue medical benefits for his spouse for her lifetime. A benefit will also be paid under the employment agreement in the event of Mr. Hanna's disability prior to retirement.

  The employment agreement provides for termination by the Bank for just cause at any time, and in such event, no compensation or other benefits would be due under the agreement. The Bank may terminate his employment for reasons other than just cause upon twelve months written notice to the executive. In such event, Mr. Hanna would be entitled to 100% of his annual compensation for the two-year period following termination, computed in accordance with the formula used to increase the executive's salary each year during employment (as determined in accordance with the Compensation Survey); 60% of his compensation for the third year following termination; and 40% of his compensation for the fourth year following such termination. In the event of a reorganization, merger, or consolidation, as defined in the employment agreement, the executive is entitled to terminate his employment upon twelve months written notice to the Bank, and receive a lump-sum payment equal to three times his annual compensation. Payments under the employment agreement are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986.

  Under the employment agreement, as amended, on completion of 30 years' service after age 60 but before November 30, 1997, Mr. Hanna may terminate his employment upon 12 months notice to the Bank. In such event, he is entitled to receive his present salary and all benefits (other than bonuses) for two years following termination. The employment agreement provides for a reduction or complete elimination of benefits should the executive commence employment for another employer during the two-year period after termination of employment with the Bank.

DEFINED BENEFIT PLAN

  The Bank maintains a noncontributory defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of employment with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). At June 30, 1997, the Retirement Plan fully met its funding requirements under Section 412 of the Code.

  At the normal retirement age of 65, the plan is designed to provide a life
annuity for a minimum payment period of ten years.   The retirement benefit
provided is an amount equal to 1.6% of a participant's average monthly salary based on the average of the five consecutive years of the last ten calendar years providing the highest monthly average multiplied by the participant's years of service to the normal retirement date (up to a maximum of 25 years) plus: (i) .6% of such average monthly compensation in excess of one-twelfth of covered compensation (as defined in the plan) multiplied by the participant's total number of years of service up to a maximum of 25 years, and (ii) for participants who retire on or after June 1, 1995, .6% of such participant's average monthly compensation multiplied by the participant's number of years of service between 25 years and 35 years. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of fifteen years of service with the Bank (or after 25 years of service and no minimum age). Upon termination of employment other than as specified above, a participant who was employed by the Bank for a minimum of five years is eligible to receive his or her accrued benefit commencing, generally, on such participant's normal retirement date. Benefits under the Retirement Plan are payable in various annuity forms. For the plan year ended December 31, 1996, the Bank made a contribution to the Retirement Plan of $1,000,900.

  The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1996, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.



                    Years of Service and Annual Benefit Payable at Retirement
   Average          ---------------------------------------------------------
 Compensation         15       20        25        30        35        40
---------------     -------  -------   -------   -------   -------   --------
    $25,000         $ 6,000  $ 8,000   $10,000   $10,750   $11,500   $11,500
    $50,000         $12,000  $16,000   $20,000   $21,500   $23,000   $23,000
    $75,000         $19,821  $26,428   $33,035   $35,285   $37,535   $37,535
   $100,000         $28,071  $37,428   $46,785   $49,785   $52,785   $52,785
   $125,000         $36,321  $48,428   $60,535   $64,285   $68,035   $68,035
 $150,000 plus      $44,571  $59,428   $74,285   $78,785   $83,285   $83,285


     As of the plan year ended December 31, 1996, Messers. Hanna, Wagner, Blair, LaRocca, Ordiway, Parry and Vecellio had 35, 14, 35, 12, 23, 16 and 21 years of credited service (i.e., benefit service), respectively.

     The accrued annual pension benefit as of June 30, 1997 for Messers. Hanna, Wagner, Blair, LaRocca, Ordiway, Parry and Vecellio are $109,980, $36,612, $36,825, $12,847, $22,962, $21,398 and $28,830, respectively. Mr. Hanna's benefit is greater than indicated in the table above because his pre-1994 average monthly compensation is grandfathered and not limited by the $150,000 cap on compensation which became effective beginning January 1, 1994.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Bank has adopted a non-qualified supplemental executive retirement plan ("SERP") for certain executives of the Bank to compensate those executive participants in the Bank's Retirement Plan whose benefits are limited by Section 415 of the Code (which caps annual benefits at $120,000 in 1996) or Section 401(a)(17) of the Code (which caps compensation at $150,000 beginning in 1994). The SERP provides the designated executives with retirement benefits generally equal to the difference between the benefit that would be available under the Retirement Plan but for the limitations imposed by Code Sections 401(a)(17) and 415 and that which is actually funded as a result of the limitations.

     Pre-retirement survivor benefits are provided for designated beneficiaries of participants who do not survive until retirement in an amount equal to the lump sum actuarial equivalent of the participant's accrued benefit under the SERP. Pre-retirement benefits are payable in 120 equal monthly installments. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of the Bank.

     The benefits paid under the SERP supplement the benefits paid by the Retirement Plan. The following table indicates the expected aggregate annual retirement benefit payable from the Retirement Plan and SERP to SERP participants, expressed in the form of a single life annuity with a 10-year guaranteed payment for the final average salary and benefit service classifications specified below:

                        Years of Service and Benefit Payable at Retirement
   Average          ----------------------------------------------------------
 Compensation         15         20        25        30        35        40
---------------     --------  --------  --------  --------  --------  --------
   $100,000         $ 28,071  $ 37,428  $ 46,785  $ 49,785  $ 52,785  $ 52,785
   $125,000         $ 36,321  $ 48,428  $ 60,535  $ 64,285  $ 68,035  $ 68,035
   $150,000         $ 44,571  $ 59,428  $ 74,285  $ 78,785  $ 83,285  $ 83,285
   $175,000         $ 52,821  $ 70,428  $ 88,035  $ 93,285  $98,535  $98,535
   $200,000         $ 61,071  $ 81,428  $101,785  $107,785  $113,785  $113,785
   $250,000         $ 77,571  $103,428  $129,285  $136,785  $144,285  $144,285
   $300,000         $ 94,071  $125,428  $156,785  $165,785  $174,785  $174,785
   $350,000         $110,571  $147,428  $184,285  $194,785  $205,285  $205,285
   $400,000         $127,071  $169,428  $211,785  $223,785  $235,785  $235,785

     At June 30, 1997, John O. Hanna had 37 years of credited service under the SERP. Mr. Wagner is a new participant in the SERP because his income exceeded the amounts permitted under Sections 401(a)(17) of the Code. The Bank's pension cost attributable to the SERP was approximately $67,624 for the fiscal year ended June 30, 1997.

1995 STOCK OPTION PLAN

     During the fiscal year ended June 30, 1996, the Bank adopted the Northwest Savings Bank and Northwest Bancorp, MHC 1995 Stock Option Plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan was approved at the 1995 Annual Meeting by the majority of the Bank's Minority Stockholders present at such meeting. No options were granted to the Named Executive Officers under the 1995 Stock Option Plan during the fiscal year ended June 30, 1997. Set forth below is certain information concerning exercised and unexercisable options during the fiscal year ended June 30, 1997, by the Named Executive Officers.


                                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                         OPTIONS AT            THE-MONEY OPTIONS AT
                                                    FISCAL YEAR-END (1)        FISCAL YEAR-END (2)
                      SHARES ACQUIRED   VALUE
      NAME             UPON EXERCISE   REALIZED  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                      --------------------------------------------------------------------------------
John O. Hanna                      --        --              60,000/90,000           $225,000/$337,500
William J. Wagner                  --        --             16,000 /24,000           $  60,000/$90,000
John M. Blair                      --        --               8,000/12,000           $  30,000/$45,000
Gregory C. LaRocca                 --        --                5,600/8,400           $  21,000/$31,500
Raymond R. Parry                   --        --               8,000/12,000           $  30,000/$45,000
Robert A. Ordiway                  --        --                5,600/8,400           $  21,000/$31,500
James E. Vecellio                  --        --               8,800/13,200           $  33,000/$49,500

_____________________________

(1) Adjusted for the May 22, 1996, two-for-one stock split. The information presented has not been adjusted to reflect the Bank's November 14, 1997 two-for-one stock split.
(2) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Bank Common Stock that would be received upon exercise, assuming such exercise occurred on June 30, 1997, at which date the last sale of the Bank Common Stock as quoted on the Nasdaq National Market was at $15.50

TRANSACTIONS WITH CERTAIN RELATED PERSONS

  Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. The Bank's policy is that loans made to a director in excess of $100,000 for non-residential purposes must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to executive officers must be approved by the full Board of Directors regardless of amounts. In addition, loans to the Bank's current directors, principal officers, nominees for election as directors, securityholders known by the Bank to own more than 5% of the Bank's outstanding common stock, or associates of such persons
(together, "specified persons"), are also made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other than specified persons, and do not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount of extensions of credit outstanding at any time during the fiscal year ended June 30, 1996, to a specified person did not exceed $5.0 million.

  In addition, the Bank leases approximately 13,000 square feet of office space from Mr. Hanna at an annual rent of $47,600. The leasing value of the property was appraised by two outside appraisers at the time the Bank and Mr. Hanna entered into the lease. The FHLBB (the Bank's principal federal regulator at such time) reviewed the terms of the lease and did not object to the lease arrangement.

  The Bank intends that, except as described above, all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Bank than could have been obtained by it in arms-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Bank not having any interest in the transaction.

     PROPOSAL II--THE APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION

SUMMARY

     The formation of the Stock Holding Company will be accomplished under the Plan of Reorganization, pursuant to which the Bank will become a wholly owned subsidiary of the Stock Holding Company, a newly formed Pennsylvania stock corporation which will be majority owned by the Mutual Holding Company. Under the terms of the proposed reorganization (the "Reorganization"), each outstanding share of Bank Common Stock will be converted into one share of Holding Company Common Stock, and the holders of Bank Common Stock will become the holders of all of the outstanding Holding Company Common Stock. Accordingly, as a result of the Reorganization, the Minority Stockholders will become minority stockholders of the Stock Holding Company. The Stock Holding Company was incorporated in April 1997 as a wholly owned subsidiary of the Bank, solely for the purpose of becoming a bank holding company and has no prior operating history. The Reorganization will have no impact on the operations of the Bank and the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

REASONS FOR THE STOCK HOLDING COMPANY REORGANIZATION

     The Board of Directors of the Bank believes that the formation of the Stock Holding Company as a subsidiary of the Mutual Holding Company will be in the best interests of stockholders and will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure. The Mutual Holding Company does not operate as a traditional holding company at the present time because it is a mutual organization and represents only the mutual ownership interest in the Bank. Establishing the Stock Holding Company as a subsidiary of the Mutual Holding Company will permit the Stock Holding Company to conduct activities and make investments for the benefit of all stockholders. It will also provide greater flexibility to structure and complete acquisitions of other financial institutions, repurchase shares of Holding Company Common Stock as market conditions permit, and diversify the Stock Holding Company's business activities.

     Enhanced Ability to Invest Through the Stock Holding Company. Under the existing mutual holding company structure the Mutual Holding Company cannot make investments in other financial institutions or business enterprises for the benefit of all stockholders of the Bank, and the Bank itself is limited by law or regulation in its permissible investment activities. For example, if the Mutual Holding Company invests in 5% of the common stock of another bank or thrift holding company, any gain on such investment would accrue only to the Mutual Holding Company, not to Minority Stockholders. The Reorganization will permit the entity that issues stock (i.e. the Stock Holding Company) to make investments, diversify business activities, or acquire other financial institutions, for the benefit of all stockholders.

     Facilitate Mergers and Acquisitions. The Reorganization will also facilitate the approval and completion of mergers and acquisitions since the Stock Holding Company, acting as the sole stockholder of the Bank, will be able to approve mergers and acquisitions involving the Bank. This is consistent with the way other stock holding companies are able to approve mergers of their bank or savings institution subsidiaries. Moreover, the Reorganization will enable the Stock Holding Company to acquire other financial institutions and to operate them as separate subsidiaries for the benefit of all stockholders of the Stock Holding Company.

     Stock Repurchases. The Reorganization will enable the Stock Holding Company to repurchase Stock Holding Company Common Stock which, particularly in recent years, has been an important, if not essential, means for banks and savings institutions to enhance shareholder value and invest capital resources. Historically, the Bank has used the percentage of taxable income method for establishing its bad debt reserves for tax purposes. Federal tax laws generally require that thrift institutions recapture into income and pay the tax on their excess bad debt reserves in the event of certain distributions and redemptions, such as stock repurchases. Accordingly, if the Bank were to repurchase any of its outstanding shares of common stock, it would cause recapture of all or part of its pre-1988 excess tax bad debt reserves. Since entities, such as the Stock Holding Company, that have not used the percentage of taxable income method for computing bad debt reserves are not subject to recapture, the Stock Holding Company will be permitted to repurchase Holding Company Common Stock without causing any recapture of the Bank's tax bad debt reserves. The ability to repurchase Holding Company Common Stock is an important means of enhancing stockholder value and investing capital resources. See "Regulation of the Stock Holding Company-- Repurchases of Holding Company Common Stock."

     Stock Holding Company Powers.   The Stock Holding Company would be
permitted to engage in the activities that are permissible for bank holding companies under the Bank Holding Company Act (i.e. activities that are closely related to banking) these include several activities in which the Bank is not permitted to engage, such as investing in certain equity securities and holding other savings banks as subsidiaries. See "--Stock Holding Company Regulation."

     Although the Reorganization will enable the Stock Holding Company's stockholders to share in the rewards of the increased operating flexibility, stockholders should also consider that the Stock Holding Company's stockholders will also bear the risk that the transactions that are facilitated by the increased operating flexibility may not prove to be advantageous to the Stock Holding Company and its stockholders.

     THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

PLAN OF REORGANIZATION

     The Reorganization will be accomplished under the Plan of Reorganization, which is attached as Exhibit A hereto and is incorporated herein by reference. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on May 15, 1996.

     The Reorganization and the establishment of the Stock Holding Company will be accomplished as follows: (i) the Stock Holding Company has been organized as a wholly owned subsidiary of the Bank; (ii) the Stock Holding Company will organize an interim Pennsylvania stock savings bank ("Interim") as a wholly owned subsidiary; (iii) Interim will merge into the Bank, with the Bank as the surviving corporation; and (iv) in connection with the merger in step (iii) above, all of the issued and outstanding shares of Holding Company Common Stock held by the Bank prior to the Reorganization will be canceled, all of the issued and outstanding shares of Bank Common Stock will be converted into and become an equal number of shares of Holding Company Common Stock, and all of the issued and outstanding shares of Interim, which are held by the Stock Holding Company, will automatically be converted by operation of law into common stock of the Bank. As a result of the steps described above, the Bank will become the wholly owned subsidiary of the Stock Holding Company, the Stock Holding Company will become the majority owned subsidiary of the Mutual Holding Company, and Minority Stockholders will become minority stockholders of the Stock Holding Company.

     The following diagram sets forth the Bank's current mutual holding company structure:

                            ---------------------------
                              Northwest Bancorp,
                                    M.H.C.
                                (69.3% of Bank
                                 Common Stock)
                            ---------------------------

                            ---------------------------      --------------

                               Northwest Savings Bank           Minority
                                                              Stockholders
                                                             (30.7% of Bank
                                                              Common Stock)
                             ---------------------------     --------------

     The following diagram sets forth the Bank's proposed mutual holding company structure following completion of the Reorganization:

                         ----------------------------
                              Northwest Bancorp,
                                    M.H.C.
                               (69.3% of Holding
                                Company Common
                                    Stock)
                         ----------------------------

                         ----------------------------     -------------------
                            Northwest Bancorp, Inc.             Minority
                               (100% of Bank                  Stockholders
                                Common Stock)                   (30.7% of
                                                                 Holding
                                                                 Company
                                                               Common Stock)
                         ----------------------------     -------------------

                              Northwest Savings Bank

                         ----------------------------


CAPITALIZATION

     The Board of Directors of the Bank presently intends to capitalize the Stock Holding Company with up to $10.0 million, subject to the receipt of any required regulatory approvals. The Stock Holding Company is being capitalized in such amount so that it will be in a position to take advantage of investment opportunities as they arise from time to time. These opportunities may include investments in equity securities, acquisitions of other financial institutions and repurchases of shares of Holding Company Common Stock.

     The $10.0 million contributed to the Stock Holding Company will reduce the Bank's capital in a like amount, although the Stock Holding Company's consolidated total stockholders' equity immediately subsequent the Reorganization will be equal to the Bank's consolidated total stockholders' equity immediately prior to the Reorganization. The following table sets forth the historical capitalization of the Bank and the pro forma capitalization of the Bank and the Stock Holding Company as of June 30, 1997.

     Set forth below is the historical and pro forma capitalization of the Bank as of June 30, 1997 showing the effects of the Reorganization upon the Bank.

                                                                                     PRO FORMA
                                                                                   CONSOLIDATED
                                                 HISTORICAL        PRO FORMA      CAPITALIZATION
                                               CAPITALIZATION   CAPITALIZATION   OF STOCK HOLDING
                                                   OF BANK          OF BANK           COMPANY
                                               ---------------  ---------------  -----------------
                                                                (IN THOUSANDS)
Liabilities:
  Deposits...................................      $1,640,815       $1,640,815         $1,640,815
  Borrowed funds.............................         223,458          223,458            223,458
  Other liabilities..........................          28,596           28,596             28,596
                                                   ----------       ----------         ----------
Total liabilities............................      $1,892,869       $1,892,869         $1,892,869
                                                   ==========       ==========         ==========
Capital Stock:
  Common Stock, par value
    $.10 per share (1).......................      $    2,338       $    2,338         $    2,338
  Paid in capital............................          67,854           67,854             77,854
  Retained earnings..........................         131,423          121,423            121,423
  Net unrealized gain (loss) on securities
    available for sale, net of income taxes..           1,026            1,026              1,026
  Unearned ESOP shares.......................          (2,358)          (2,358)            (2,358)
  Unearned Recognition and Retention
    Plan Shares..............................          (1,789)          (1,789)            (1,789)
                                                   ----------       ----------         ----------
Total stockholders' equity (2)...............      $  198,494       $  188,494         $  198,494
                                                   ==========       ==========         ==========

Stockholders' equity per share...............           $8.49            $8.06              $8.49
                                                   ==========       ==========         ==========

_______________
(1) The Bank has 50,000,000 shares of Bank Common Stock authorized for issuance, 23,376,000 shares issued and outstanding as of June 30, 1997, and 100 assumed pro forma shares outstanding. The Stock Holding Company has 100,000,000 shares of Holding Company Common Stock authorized for issuance, and 23,376,000 assumed pro forma shares outstanding.
(2) Estimated expenses of $100,000 will be capitalized and amortized over a five year period, therefore, the table does not reflect a redemption to stockholders' equity for such expenses.

(3) The information presented has not been adjusted to reflect the Bank's November 14, 1997 two-for-one stock split.

     Future capitalization of the Stock Holding Company will depend upon earnings and dividends declared by the Bank and any issuance of debt or equity securities. As of the date hereof, other than an issuance planned in connection with the proposed acquisition of Corry Savings Bank (see "--The Corry Acquisition"), the Board of Directors of the Stock Holding Company has adopted no plan or agreement with respect to any future issuance of securities. Furthermore, under Pennsylvania law, as long as the Mutual Holding Company is in existence it must own a majority of the Stock Holding Company's outstanding voting stock. Accordingly, the Stock Holding Company would not be permitted to issue shares of voting stock to persons other than the Mutual Holding Company if the issuance of such shares would result in the Mutual Holding Company owning less than a majority of such shares.

     Following the Reorganization, unless the Bank receives the nonobjection of the FDIC, the Bank may not issue to any person other than Stock Holding Company
(i) Bank Common Stock, or (ii) any equity security that would give the holder the right to acquire any equity security of the Bank or that would give the holder an interest in the retained earnings of the Bank. In addition, so long as the Mutual Holding Company is in existence, no additional shares of Bank Common Stock shall be offered for sale by the Bank to any person other than Stock Holding Company unless the depositors of the Bank are given the rights set forth in the FDIC's Rules and Regulations relating to mutual-to-stock conversions of state-chartered savings banks. The Board of Directors of the Bank has no present plans or intentions with respect to any future issuance of securities of the Bank.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly owned subsidiary of the Stock Holding Company, and the consolidated capital, assets, liabilities, and form of financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The Articles of Incorporation and the Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The Bank will continue to utilize the name "Northwest Savings Bank." The corporate existence of the Bank will be unaffected by the Reorganization.

THE CORRY ACQUISITION

     On June 19, 1997, the Bank and Corry Savings Bank ("Corry"), a Pennsylvania mutual savings bank with assets of $28.7 million and a net worth of $3.0 million as of June 30, 1997, entered into an agreement and plan of merger (the "Corry Agreement"). Pursuant to the Corry Agreement, Corry will be merged with and into the Bank, with the Bank as the surviving institution (the "Corry Merger"). Upon the consummation of the Corry Merger, the separate existence of Corry shall cease, and the Bank shall continue as the surviving institution. In connection with the Corry Merger, the Bank, or, should the Reorganization be completed prior to such time, the Stock Holding Company, intends to offer for sale shares of the common stock of the Bank or the Stock Holding Company (the "Northwest Common Stock") to certain Corry depositors and the Bank's tax-qualified employee plans, pursuant to rules of the FDIC and the Department (the "Corry Stock Offering"). As part of the Corry Stock Offering, Corry will obtain an independent valuation (the "Corry Valuation") of its pro forma market value assuming a merger into the Bank. The Bank intends to issue a number of shares of Northwest Common Stock equal to the Corry Valuation divided by the trading price of the Northwest Common Stock, as determined pursuant to the Corry Agreement. The Bank currently intends to offer for sale a portion of such shares of Northwest Common Stock to Corry depositors (some of whom may be permitted to purchase such shares at a 10% discount), and issue remaining shares to the Mutual Holding Company. Pursuant to the Corry Agreement, the Bank may modify the structure of the Corry Merger.

     In addition, the Bank and Corry intend to establish a charitable foundation (the "Charitable Foundation") for the purpose of providing charitable contributions to Corry, Pennsylvania and in other market areas served by the Bank. The Corry Advisory Board established pursuant to the Corry Agreement will advise the foundation manager of the Charitable Foundation on appropriate charities and appropriate distribution of the annual income, and such principal as may be deemed appropriate, from the Charitable Foundation.

     The Corry Merger will require the approval or nonobjection of the FDIC and the Department, and may require the approval of the FRB. There can be no assurances that such approvals will be abtained. In addition, the Corry Agreement will be put to a vote of Corry's depositors at a special meeting of depositors, and approval of the Corry Agreement will require the affirmative vote of a majority of the total votes entitled to be cast. The Corry Agreement will also require the affirmative vote of at least two-thirds of the stockholders of the Bank. If the Reorganization is completed prior to the completion of the Corry Merger, the Stock Holding Company will own 100% of the common stock of the Bank and will be able to vote all its shares in favor of the Corry Agreement, and current stockholders will not have the opportunity to vote. If the Reorganization is not completed prior to the completion of the Corry Merger, the Mutual Holding Company will own more than two-thirds of the Bank's common stock and will be able to vote all its shares in favor of the Corry Agreement (which would assure stockholder approval) although Minority Stockholders would also have the opportunity to vote.

     Because of the size of Corry in relation to the Bank (Corry's assets will represent less than 1.4% of the combined entity following the Corry Merger), and the size of the Corry Stock Offering (the shares issued in the Corry Stock Offering are expected to be less than 2.0% of the total shares of Northwest Common Stock outstanding after the Corry Merger), the Bank does not believe that the Corry Merger will have a material effect on the operations and financial condition of the Bank, or a material dilutive effect on current stockholders' interests.

REGULATORY CAPITAL

     Set forth below is a summary of the Bank's historical and pro forma regulatory capital at June 30, 1997. The table does not give effect to the Corry Acquisition. Following completion of the Reorganization, based on the following computations of the Bank, the Bank will exceed all regulatory capital requirements imposed by the FDIC.

                                                              ACTUAL            PRO FORMA
                                                          -------------       -------------
Total stockholders' equity or GAAP capital..............     $  198,494          $  188,494
Less: unrealized gain on securities available for sale..         (1,026)             (1,026)
Less: intangible assets.................................        (11,278)            (11,278)
                                                             ----------          ----------
FDIC leverage capital...................................        186,190             176,190
Plus: FDIC tier 2 capital (1)...........................         13,605              13,605
                                                             ----------          ----------
Total FDIC risk-based capital...........................     $  199,795          $  189,795
                                                             ==========          ==========

FDIC quarterly average total assets for leverage ratio..     $2,043,977          $2,033,977
                                                             ==========          ==========
FDIC net risk-weighted assets including off-balance
  sheet items...........................................     $1,088,391          $1,088,391
                                                             ==========          ==========

FDIC leverage capital ratio.............................           9.11%               8.66%
Minimum requirement.....................................  3.00% to 5.00% (2)  3.00% to 5.00%(2)

FDIC risk-based capital ratio...........................          18.36%              17.44%
Minimum requirement.....................................           8.00%               8.00%
---------------------------

(1) Tier 2 capital consists entirely of the allowance for loan losses, which is limited to 1.25% of total risk-weighted assets as detailed under regulations of the FDIC.
(2) The FDIC has indicated that the most highly rated institutions which meet certain criteria will be required to maintain a ratio of 3.00%, and all other institutions will be required to maintain an additional cushion of 100 to 200 basis points. As of June 30, 1997, the Bank had not been advised of any additional requirements in this regard.

     The Bank is also subject to Pennsylvania Department of Banking ("Department") capital guidelines. Although not adopted in regulation form, the Department utilized capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC.

EFFECTIVE DATE

     The "Effective Date" of the Reorganization will be the date upon which the Articles of Merger are filed with the Pennsylvania Department of State.

OPTIONAL EXCHANGE OF STOCK CERTIFICATES

     After the Effective Date stock certificates evidencing shares of Bank Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock. Former holders of the Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. DO NOT SEND YOUR STOCK CERTIFICATES TO THE BANK AT THIS TIME. Any stockholder desiring more information about such exchange may request additional information from the Bank by writing the Secretary of the Bank, Gregory C. LaRocca, 301 Second Avenue, Warren, Pennsylvania 16365 (telephone number 814/726-2140).

RIGHTS OF DISSENTING STOCKHOLDERS

     Pennsylvania law applicable to the Bank generally provides that a stockholder of a Pennsylvania-chartered savings bank which engages in a merger transaction shall have the right to demand from the savings bank the payment of the fair or appraised value of his or her stock in the savings bank, subject to the satisfaction of specified procedural requirements. The statute also provides that stockholders of a Pennsylvania savings bank are not entitled to dissenters' rights if their common stock is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Since the Bank Common Stock is held of record by more than 2,000 persons, stockholders will not have dissenters' rights of appraisal in connection with the Reorganization.

TAX CONSEQUENCES

     The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization. This opinion of counsel, which is not binding upon the Internal Revenue Service, provides substantially as follows:
(i) the merger of Interim with and into the Bank will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("Code"), and the Stock Holding Company, the Bank and Interim will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, provided that the merger of Interim with and into Bank qualifies as a statutory merger under applicable law, after the transaction, Bank will hold substantially all of the assets of Interim and Bank stockholders exchange solely for Holding Company Common Stock an amount of Bank Common Stock constituting "control" of the Bank; (ii) no gain or loss will be recognized by Bank stockholders on the exchange of Bank Common Stock for Holding Company Common Stock; (iii) no gain or loss will be recognized by the Stock Holding Company on the receipt by it of Bank Common Stock solely in exchange for Holding Company Common Stock; (iv) the basis of Holding Company Common Stock received by the Bank's stockholders will be the same as the basis of the Bank Common Stock surrendered in exchange therefor; (v) the holding period of Holding Company Common Stock to be received by Bank stockholders will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided the Bank Common Stock was held as a capital asset on the date of the exchange; and (vi) no gain or loss will be recognized by the Bank stockholders as a result of conversion of their Bank stock options into options to purchase Holding Company Common Stock.

     Each Bank stockholder should consult his own tax counsel as to specific federal, state and local tax consequences of the Reorganization, if any, to such stockholder.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

     The Bank Common Stock is registered under Section 12 of the Exchange Act as administered by the FDIC. Upon consummation of the Reorganization, the Stock Holding Company will register the Common Stock under the Section 12 of the Exchange Act as administered by the SEC. The Exchange Act will apply to the Stock Holding Company to the same degree that it currently applies to the Bank, except that the powers, functions and duties to administer and enforce the Exchange Act requirements, including periodic and other reports, proxies, tender offers, and short swing profits, and certain other requirements that are vested in the FDIC with respect to securities of insured banks such as the Bank, are vested in the SEC with respect to securities of corporations such as the Stock Holding

Company. In carrying out its responsibility to administer such requirements, however, the FDIC is generally required by law to issue substantially similar regulations to those adopted by the SEC. The issuance of Holding Company Common Stock will be registered with the SEC under the Securities Act of 1933.

CONDITIONS TO THE REORGANIZATION

     The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of two-thirds of the outstanding shares of Bank Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; and
(iii) receipt of any and all regulatory approvals necessary for the lawful consummation of the Reorganization. All required regulatory approvals have been received.

     The Mutual Holding Company, which owns more than two-thirds of the outstanding shares of Bank Common Stock, intends to vote its shares in favor of the Plan of Reorganization thereby assuring stockholder approval of the Plan of Reorganization. Furthermore, the Bank has received an opinion of special counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes.

EFFECT OF THE REORGANIZATION ON ANY FUTURE MUTUAL-TO-STOCK CONVERSION
   OF THE MUTUAL HOLDING COMPANY

     The Reorganization and the establishment of the Stock Holding Company is not expected to have a material effect on the rights of Minority Stockholders in the event of a mutual-to-stock conversion of the Mutual Holding Company. The Mutual Holding Company has no current intention to engage in a mutual-to-stock conversion.

EFFECT OF THE REORGANIZATION ON STOCK BENEFIT PLANS OF THE BANK

     Upon completion of the Reorganization each share of restricted Bank Common Stock awarded to the Bank's employees under the Bank's restricted stock plans will be converted into a share of Holding Company Common Stock, and will continue to be subject to the same restrictions. Shares awarded pursuant to the Bank's Employee Stock Ownership Plan (the "ESOP") and unallocated shares held by the ESOP trust will be converted into shares of Holding Company Common Stock. Options to purchase shares of Bank Common Stock will be converted into and become options to purchase Holding Company Common Stock on the same terms that shares of Bank Common Stock could have been purchased prior to the Reorganization.

AMENDMENT, TERMINATION OR WAIVER

     The Board of Directors of the Bank may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Merger with the Department, provided that no such amendment may be made to the Plan of Reorganization after stockholder approval if such amendment is deemed to be materially adverse to the stockholders of the Bank. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof.

BUSINESS OF THE STOCK HOLDING COMPANY

     General. The Stock Holding Company was formed only recently and currently has no business activities. Upon the completion of the Reorganization, the Bank will become a wholly owned subsidiary of the Stock Holding Company and each stockholder of the Bank will become a stockholder of the Stock Holding Company with the same ownership interest therein as such stockholder's ownership interest in the Bank immediately prior to the Reorganization.

     Immediately after consummation of the Reorganization, it is expected that the Stock Holding Company will not engage in any business activity other than to
hold all of the stock of the Bank.   The Stock Holding Company does not
presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, in the future that the Stock Holding Company may pursue other investment opportunities, including possible diversification through acquisitions and mergers.

     Property. The Stock Holding Company is not expected to own real or personal property initially. Instead, it intends initially to utilize the premises, equipment and furniture of the Bank and will pay a rental fee to the Bank for such use, which fee will be based on the amount of time such property is utilized for matters relating to the business of the Stock Holding Company.

     Legal Proceedings.   Since its organization, the Stock Holding Company has
not been a party to any legal proceedings.

     Employees. At the present time, the Stock Holding Company does not intend to employ any persons other than senior officers of the Bank. It will utilize the support staff of the Bank from time to time. If the Stock Holding Company acquires other financial institutions or pursues other lines of business, it may hire additional employees at such time. The Bank will be paid a fee for services rendered to the Stock Holding Company by its employees based on an estimate of the percentage of such person's time that will be spent performing services for the Stock Holding Company.

     Competition. It is expected that for the immediate future the primary business of the Stock Holding Company will be the ownership of the Bank Common Stock. Therefore, the competitive conditions to be faced by the Stock Holding Company will be the same as those faced by the Bank.

MANAGEMENT OF THE STOCK HOLDING COMPANY

     Directors. The directors of the Stock Holding Company are, and upon completion of the Reorganization will continue to be, the same persons who are at present the directors of the Bank. The three-year terms of the directors are staggered to provide for the election of approximately one-third of the board members each year.

     Executive Officers. The executive officers of the Stock Holding Company are, and upon completion of the Reorganization will be, the same persons who are at present the executive officers of the Bank.

     Remuneration. Since the formation of the Stock Holding Company, none of its executive officers or directors has received any remuneration from the Stock Holding Company. It is expected that initially no compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. However, the Stock Holding Company may determine that separate and additional compensation is appropriate in the future.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

     General. Certain provisions of the Articles of Incorporation of the Stock Holding Company and the Bank seek to ensure that directors are able to exercise their best business judgment in managing corporate affairs, subject to their continuing fiduciary duties, and are not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the responsibilities of directors and officers often requires them to make difficult decisions which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as stockholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation, and the expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

     In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification and limitation of liability in their articles of incorporation or bylaws, and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. Such indemnification and limitation of liability provisions may also benefit stockholders who indirectly assume the expense of litigation and directors and officers liability insurance. The Bank currently has insurance coverage for its directors and officers, and the Bank's management anticipates that the Stock Holding Company will be able to obtain such coverage for its directors and officers. The individual members of the Stock Holding Company's Board of Directors will benefit from the inclusion of the indemnification and limitation of liability provisions in the Stock Holding Company's Articles of Incorporation at the potential expense of stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Stock Holding Company pursuant to the following provisions, the Stock Holding Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Federal banking regulations restrict the Bank or the Stock Holding Company from indemnifying officers and directors for civil monetary penalties or judgments resulting from administrative or civil actions instituted by any Federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any Federal banking agency, which results in a final order or settlement pursuant to which such person is assessed a civil monetary penalty, removed from office or prohibited from participating in the conduct of the affairs of an insured depository institution, or required to cease and desist from or take certain actions.

     Limitation of Liability under the Bank's Articles of Incorporation. Under the Bank's Articles of Incorporation a director of the Bank may not be personally liable for monetary damages for any action taken or any failure to take any action as a director, except to the extent applicable law requires that a director's liability for monetary damages may not be limited. Except in the case of criminal statutes or liability for taxes, Pennsylvania law permits limitation of liability for monetary damages unless the director has breached or failed to perform the fiduciary duties of his office under Pennsylvania law and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Federal banking and securities laws may limit the effect of such provisions.

     Limitation of Liability under the Stock Holding Company's Articles of Incorporation. The Stock Holding Company's Articles of Incorporation provide that the personal liability of a director or officer of the Stock Holding Company for monetary damages shall be eliminated to the fullest extent permitted by the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "BCL") as it exists on the effective date of the Articles of Incorporation or as such law may be thereafter in effect. The Articles of Incorporation also state that in no event shall a director be personally liable for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This latter provision regarding limitation of a director's personal liability is specifically permitted by Pennsylvania law.

     These provisions may reduce the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Bank or the Stock Holding Company and its stockholders. The provisions will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter. Federal banking and securities laws may limit the effect of such limitation of liability provisions.

     To the best of management's knowledge, there is currently no pending litigation involving directors of the Bank that might have been affected by the limitation of liability provision in the Stock Holding Company's Articles of Incorporation had it been in effect at the time of the litigation, although the Bank and the Bank's directors were recently involved in litigation for which indemnification may be sought. This litigation involves a complaint that was filed on December 13, 1994, in United States District Court, Western District of Pennsylvania, by an individual who purported to have subscribed for stock in the Bank's mutual holding company reorganization and stock offering (the "Offering") that was completed in November 1994. The named defendants in the complaint included the Bank, the Mutual Holding Company, the Bank's Board of Directors, and the selling agent and independent appraiser in the Offering. The plaintiff sought to represent persons who subscribed for and purchased stock in the Offering. The complaint alleged that the appraisal used in the Bank's Offering was inappropriately increased at the completion of the Offering, and that, among other things, the Bank violated the federal securities laws (including section 10 of the Exchange Act and section 12(2) of the Securities Act) and regulations thereunder, violated Pennsylvania securities law, breached a fiduciary duty owed to plaintiff, and breached a contract with plaintiff. Similar claims were asserted against the other defendants. Money damages and other relief were sought. On November 17, 1995, the District Court dismissed all Federal claims against the defendants with prejudice, and dismissed the remaining claims without prejudice. On February 13, 1997, the United States Court of Appeals for the Third Circuit denied the plaintiff's appeal of the District Court's dismissal, and on April 7, 1997, it denied plaintiff's petition for rehearing. As of the date of this Proxy Statement/Prospectus, plaintiff has not sought further review or initiated additional proceedings. Management intends to continue to vigorously defend any such proceedings.

     Indemnification Provisions of the Bank's Articles of Incorporation. As regards third party actions, the Bank's Articles of Incorporation require that the Bank indemnify any employee, officer, or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Bank), by reason of the fact that he is or was a representative of the Bank, or is or was serving at the request of the Bank as a representative of another entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Bank and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Articles provide that the termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Bank and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     As regards derivative and corporate actions, the Bank's Articles of Incorporation require that the Bank indemnify any employee, officer, or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Bank to procure a judgment in its favor by reason of the fact that he is or was a representative of the Bank, or is or was serving at the request of the Bank as a representative of another entity, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Bank. The Articles require that indemnification not be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Bank unless and only to the extent that the applicable court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the employee, officer, or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Unless ordered by a court, the indemnification described above shall be made by the Bank only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth above. The determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders.

     The Bank's Articles of Incorporation provide that reasonable expenses incurred by an officer or director of the Bank in defending a civil or criminal action, suit or proceeding described above shall be paid by the Bank in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Bank.

     The Articles of Incorporation further provide that the indemnification and advancement of expenses described above shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, Pennsylvania law, any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office and shall continue as to a person who has ceased to be director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

     Indemnification Provisions of the Stock Holding Company's Bylaws. The Stock Holding Company's Bylaws provide that the Stock Holding Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Stock Holding Company), by reason of the fact that he is or was a director or officer of the Stock Holding Company, or is or was serving at the request of the Stock Holding Company as a representative of another entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Stock Holding Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws further provide that the Stock Holding Company shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     As regards derivative and corporate actions, the Stock Holding Company's Bylaws provide that the Stock Holding Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Stock Holding Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Stock Holding Company or is or was serving at the request of the Stock Holding Company as a representative of another entity, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Stock Holding Company. The Bylaws further provide that no indemnification shall not be made under such provisions of the Bylaws in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Stock Holding Company unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Stock Holding Company is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     Unless ordered by a court, any indemnification described above shall be made by the Stock Holding Company only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth above. The determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders.

     The Bylaws provide that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above shall be paid by the Stock Holding Company in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Stock Holding Company.

     The duties of the Stock Holding Company to indemnify and to advance expenses to a director or officer are in the nature of a contract between the Stock Holding Company and each such person, and no amendment or repeal of any provision of the Bylaws may alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

COMPARISON OF STOCKHOLDER RIGHTS AND CERTAIN ANTI-TAKEOVER PROVISIONS

     Introduction. As a result of the Reorganization, holders of Bank Common Stock will become stockholders of the Stock Holding Company. Accordingly, after the Reorganization, stockholders' rights will be governed by the BCL and the Articles of Incorporation and Bylaws of the Stock Holding Company, and by the Banking Code of 1965 (the "Banking Code") to the extent the Banking Code addresses rights of stockholders of Pennsylvania-chartered savings bank holding companies. Certain differences arise from this change of governing law, as well as from distinctions between the Articles of Incorporation and Bylaws of the Bank and the Stock Holding Company. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes certain significant differences. The Articles of Incorporation and Bylaws of the Stock Holding Company are attached hereto as Exhibits B and C, respectively, and should be reviewed for more detailed information.

     A number of provisions of the Articles of Incorporation and Bylaws of the Bank and the Stock Holding Company deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain of these provisions and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations. Some of these provisions may be deemed to have potential anti-takeover effects in that they may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management more difficult. The following is a general description of the material provisions of the Stock Holding Company's Articles of Incorporation and Bylaws, which are incorporated herein by reference.

     Issuance of Capital Stock. The Bank's Articles of Incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $.10 per share, and 10,000,000 shares of preferred stock. The Articles of Incorporation of the Stock Holding Company authorizes the issuance of 100,000,000 shares of Common Stock, par value $.10 per share, and 10,000,000 shares of serial preferred
stock.   Following the Reorganization, there will be the same number of shares of the Holding Company Common Stock outstanding as there were shares of Bank Common Stock outstanding immediately prior to the Reorganization.

     Other than in connection with the Corry Merger, the Stock Holding Company has adopted no plan or agreement to issue additional shares of stock at this time, other than upon the exercise of stock options. If the Stock Holding Company issues authorized but unissued shares of Holding Company Common Stock or preferred stock it would not be required to obtain a vote of its stockholders or the Bank's depositors, or, unless otherwise required by the FRB, give any such person to right to purchase such shares. If additional authorized but unissued shares of Holding Company Common Stock are issued in the future, the percentage ownership interests of existing stockholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding Stock Holding Company Common Stock might be diluted. Moreover, such additional share issuances could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both the Articles of Incorporation of the Bank and the Stock Holding Company, gives management greater flexibility in financing corporate operations. Under Pennsylvania law, as long as the Mutual Holding Company is in existence it must own at least a majority of the outstanding voting stock of the Stock Holding Company. Accordingly, Pennsylvania law would not permit the Stock Holding Company to issue shares of voting stock if after such issuance stockholders other than the Mutual Holding Company would own more than a majority of the Stock Holding Company's outstanding voting stock.

     Payment of Dividends. The Banking Code states that Pennsylvania savings banks may declare and pay dividends only out of accumulated net earnings and may not declare or pay dividends unless surplus is at least equal to capital. Also, dividends may not be declared or paid if the Bank is in default in payment of any assessment due to the FDIC. The ability of the Bank to pay dividends on Bank Common Stock is restricted by tax considerations related to state savings banks and by federal regulations applicable to state chartered savings banks. Income appropriated to bad debt reserves and deducted for federal income tax purposes may not be used to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such income removed from reserves for such purpose at the then current income tax rate. Additionally, the Bank is precluded from paying dividends on its Bank Common Stock if its regulatory capital would thereby be reduced below the regulatory capital requirements prescribed for a state savings bank under federal law. The Bank currently satisfies its applicable regulatory capital requirements.

     After the Reorganization, the Stock Holding Company's principal source of income will initially consist of dividends, if any, paid to the Stock Holding Company by the Bank and earnings on such dividends, and earnings on the funds contributed to the Stock Holding Company in connection with or after the Reorganization. Although the Stock Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its stockholders, the restrictions on the Bank's ability to pay dividends to the Stock Holding Company will continue in effect. In addition, the Stock Holding Company will be subject to FRB capital adequacy regulations that will restrict the ability of the Stock Holding Company to pay dividends in the event the Stock Holding Company does not maintain sufficient capital. See "-- Regulation of the Stock Holding Company."

     Special Meetings of Stockholders. For a period of five years following completion of its mutual holding company reorganization, (i.e., until November
1999), special meetings of the holders of the Bank's common stock may be called only by the chairman of the board, the president or a majority of the Board of Directors. After November 1999, a special meeting may be called upon the written request of stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at a particular meeting. The Articles of Incorporation of the Stock Holding Company provide that special meetings of the stockholders of the Stock Holding Company may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of directors then in office.

     Cumulative Voting. Neither the Bank's nor the Stock Holding Company's Articles of Incorporation provide for cumulative voting. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may elect all directors of the Stock Holding Company thereby precluding minority stockholder representation on the Board of Directors.

     Rights of Stockholders to Dissent. Under the BCL, stockholders of a Pennsylvania savings bank, such as the Bank, and a Pennsylvania corporation, such as the Stock Holding Company, are generally not entitled to dissenters' rights of appraisal if the their common stock is held of record by more than 2,000 stockholders, except where shares are converted by a plan, if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation, or solely into such shares and money in lieu of fractional shares, and in certain other circumstances.

     Vacancies on the Board of Directors. Any vacancy occurring in the Bank's Board of Directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the stockholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by a vote of the majority of the board of directors for a term of office continuing only until the next election of directors by the stockholders.

     The Stock Holding Company's Articles of Incorporation provide that any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

     Number and Term of Directors. The Bank's Articles of Incorporation provides that the Board of Directors shall consist of not less than five nor more than 20 members, as set forth in the Bylaws. The Stock Holding Company's Bylaws provide that the Board of Directors shall consist of between 5 and 15 members, the exact number to be determined by the Board of Directors. The Board of Directors of the Stock Holding Company has set the number of directors at 10 persons. Although the Stock Holding Company has no present intention of reducing its number of directors below its present ten members, the Board of Directors believes that the ability to reduce the number of directors will result in greater flexibility in the event of vacancies on the current Board.

     The Bank's Articles of Incorporation provides for a classified board of directors, consisting of three substantially equal classes of directors, each serving for a three year term, with the term of each class of directors ending in successive years. The Stock Holding Company's Article of Incorporation also provides for a classified board of directors.

     Presentation of New Business at Meetings of Stockholders. The Bank's Bylaws do not specifically provide for stockholders' nomination for the election of directors or proposals for new business at a meeting of stockholders. The Stock Holding Company's Bylaws provide that any stockholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting, and, if properly brought, may bring other business before an annual meeting of the Stock Holding Company. For nominations or other business to be properly brought before an annual meeting, written notice of such stockholder's intent must be given not later than (i) 90 days prior to the anniversary date of the mailing of proxy materials by the Stock Holding Company in connection with the immediately preceding annual meeting of stockholders of the Stock Holding Company or, in the case of the first annual meeting of stockholders of the Stock Holding Company following the Reorganization, ninety days prior to the anniversary date of the mailing of proxy materials by the Bank in connection with the immediately preceding annual meeting of the Bank prior to such acquisition, and (ii) with respect to a nomination relating to an election of directors at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The Stock Holding Company's Bylaws specify further procedural requirements that must be satisfied for notice to be properly given.

     Mutual Holding Company Ownership. So long as the Mutual Holding Company is in existence, the Mutual Holding Company must own at least a majority of the outstanding voting stock of the Bank, and, following the Reorganization, of the Stock Holding Company. The Mutual Holding Company currently is able to elect the Bank's directors and direct the affairs and business operations of the Bank. After the Reorganization, the Mutual Holding Company will be able to elect directors and direct the affairs and business operations of the Stock Holding Company.

     Limitation on Voting Rights. The Articles of incorporation of the Bank provide that for a period of five years following the Bank's organization in November 1994, no person other than the Mutual Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Bank. In the event shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. The Articles provide that this limitation shall not apply to a transaction in which the Bank forms a stock holding company without change in the respective beneficial ownership interest of its stockholders. The Stock Holding Company's Articles of Incorporation contain a similar provision that is not limited to a five year period.

     Amendment of Articles of Incorporation and Bylaws. Amendments to the Stock Holding Company's Articles of Incorporation must be approved by a majority vote of its Board of Directors and, if required by applicable law, generally by a majority vote of stockholders. The amendment of certain provisions of the Articles relating to directors, meetings of stockholders and action without a meeting, liability of directors and officers, restrictions on acquisitions of the Stock Holding Company's equity securities, and amendments to the Articles, however, requires a 75% vote of the Stock Holding Company's stockholders if such amendments are not approved by the affirmative vote of 80% of the Stock Holding Company's Board of Directors.

     The Stock Holding Company's Bylaws provide that the Board of Directors, to the extent permitted by law, or stockholders may amend the Bylaws. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office at any regular or special meeting. Such action by the stockholders generally requires the affirmative vote of the majority of the shares of the Stock Holding Company entitled to vote in an election of directors, provided that the affirmative vote of at least 75% of the shares of the Stock Holding Company entitled to vote in an election of directors is required to amend provisions of the Bylaws which are inconsistent with certain provisions of the Articles of Incorporation relating to directors, meetings of stockholders and action without a meeting, liability of directors and officers, restrictions on acquisitions of the Stock Holding Company's equity securities, and amendments to the Articles of the Stock Holding Company and which are not approved by the affirmative vote of 80% of the members of the Stock Holding Company's Board of Directors.

     The Bank's Articles may be amended only after such amendment is proposed by the Bank's Board of Directors, approved by a majority of votes eligible to be cast by stockholders, and submitted to the Department. The Bank's Bylaws may be amended by a majority vote of the Board of Directors or by a majority vote of the votes cast by stockholders at any legal meeting.

REGULATION OF THE STOCK HOLDING COMPANY

     General. Upon completion of the Reorganization, the Stock Holding Company will become a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Stock Holding Company will be subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The Mutual Holding Company is currently regulated by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC. The Stock Holding Company's pro forma capital exceeds these requirements.

     BHCA Activities and Other Limitations. The BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the FRB. In determining whether to authorize a bank holding company (or a company that will become a bank holding company) to acquire control of a bank, the FRB takes into consideration the financial and managerial resources of the bank holding company, as well as those of the bank to be acquired, and considers whether the acquisition is likely to have anti-competitive effects or other adverse effects. No approval under the BHCA is required, however, for a bank holding company already owning or controlling 50% or more of the voting shares of a bank to acquire additional shares of such bank.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the FRB is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the FRB has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB is required to weigh expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

     The FRB has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA, including: operating a mortgage company, a finance company, a credit card company, a factoring company, a trust company or a saving association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; leasing personal property on a full-payout (and, to a limited extent, less than full-payout), non-operating basis; providing tax planning and preparation services; and operating a collection agency. The FRB also has determined that certain other activities, including real estate brokerage and syndication, property management and underwriting of life insurance not related to credit transactions, are closely related to banking or a proper incident thereto.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHCA on extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. Furthermore, under amendments to the BHCA and regulations of the FRB, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or providing any property or services. Generally, this provision provides that a bank may not extend credit, lease or sell property, or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to the bank holding company, or to any other subsidiary of the bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, the bank holding company, or any subsidiary of the bank.

     Regulatory Capital Requirements. The FRB has capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the BHCA. The FRB capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier 1 and up to one-half of that amount consisting of Tier 2 or supplementary capital. Tier 1 capital for bank holding companies generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the latter case to limitations on the kind and amount of preferred stock which may be included as Tier 1 capital), less goodwill. Tier 2 capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as Tier 1 capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for the bulk of assets which are typically held by a bank holding company, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. One- to four- family residential first mortgage loans which are not 90 days or more past due or nonperforming and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighting system, as are certain privately-issued mortgage-backed securities representing indirect ownership loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics. The FRB has indicated that bank holding companies anticipating significant growth will be expected to maintain capital ratios in excess of the required minimums.

     In addition to the risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier 1 capital to total assets of 3.0%. Total assets for this purpose does not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier 1 capital. The FRB has announced that the 3.0% Tier 1 leverage capital ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. Other bank holding companies will be expected to maintain Tier 1 leverage capital ratios of at least 4.0% to 5.0% or more, depending on their overall condition.

     Repurchases of Holding Company Common Stock. Regulations promulgated by the FRB provide that a bank holding company must file written notice with the FRB prior to any repurchase of its equity securities if the gross consideration for the purchase, when aggregated with the net consideration paid by the bank holding company for all repurchases during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. This notice requirement is not applicable, however, to a bank holding company, such as the Stock Holding Company, that exceeds the thresholds established for a well capitalized state member bank and that satisfies certain other regulatory requirements.

     Commitments to Affiliated Depository Institutions. Under FRB policy, the Stock Holding Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when it might not do so absent such policy. The enforceability and precise scope of this policy is unclear. However, in light of recent judicial precedent, should the Bank require the support of additional capital resources, is expected that the Stock Holding Company would be required to respond with any such resources available to it. In addition, under the Federal Deposit Insurance Act, any depository institution shall be liable for any loss incurred by the FDIC in connection with the default of a commonly controlled insured depository institution or assistance provided by the FDIC to any commonly controlled depository institution in danger of default.

     Federal Securities Law. The Stock Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     Riegle-Neal Interstate Banking Act. On September 29, 1994, the President signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act ("Riegle-Neal Act"). The Riegle-Neal Act permits bank holding companies to acquire banks in any state on or after September 29, 1995, unless the state elected to opt out of the Act, and beginning July 1, 1997, holding companies with banks in more than one state may convert all of their out-of-state banks into interstate branches of one bank. Once a bank establishes a branch in another state through an interstate acquisition or merger, such bank may establish and acquire additional branches throughout the state. The Riegle-Neal Act permits an interstate acquisition of only a branch (without acquisition of an entire bank) only if the laws of the state in which the branch is located permits out-of-state banks to acquire a branch of a bank in such state without acquiring the Bank. Pennsylvania did not opt out of the provision permitting out-of-state bank holding companies to acquire banks in the state prior to September 29, 1995, and the state is not expected to opt out of the provisions which will permit interstate branches beginning July 1, 1997.

DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY

     The Stock Holding Company is authorized to issue 100.0 million shares of Common Stock having a par value of $.10 per share and 10.0 million shares of serial preferred stock (the "Preferred Stock"). In the Reorganization the Stock Holding Company will issue a number of shares of Holding Company Common Stock equal to the number of shares of Bank Common Stock outstanding immediately prior to the Reorganization, and no shares of Preferred Stock. Each share of Holding Company Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Holding Company Common Stock.

     THE HOLDING COMPANY COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENT AGENCY.

COMMON STOCK

     Dividends. The Stock Holding Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Proposed Formation of the Stock Holding Company-- Comparison of Stockholders Rights and Certain Anti-takeover Provisions -- Payment of Dividends." The holders of Holding Company Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Holding Company out of funds legally available therefor. If the Stock Holding Company issues Preferred Stock, the holders thereof may have priority over the holders of the Holding Company Common Stock with respect to dividends.

     Voting Rights. Upon completion of the Reorganization, the holders of Holding Company Common Stock will possess exclusive voting rights in the Stock Holding Company. They will elect the Stock Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Pennsylvania law or the Stock Holding Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Proposed Formation of the Stock Holding Company--Comparison of Stockholders Rights and Certain Anti-takeover Provisions-- Limitations on Voting Rights," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Stock Holding Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account established in connection with any acquisition by the Bank subsequent to the mutual holding company reorganization, all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of Holding Company Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of Holding Company Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Holding Company Common Stock is not subject to involuntary redemption.

PREFERRED STOCK

     None of the shares of the Stock Holding Company's authorized Preferred Stock will be issued in the Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of Holding Company Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

ACCOUNTING TREATMENT

     The Reorganization will be treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization, all of which will be shown on the Stock Holding Company's books at their historical recorded values. The Bank's 1997 Annual Report to Stockholders which includes the consolidated financial statements of the Bank, is incorporated by reference into this Proxy Statement/Prospectus. Financial statements of the Stock Holding Company are not included because the Stock Holding Company was incorporated in April 1997 as a wholly owned subsidiary of the Bank solely for the purpose of becoming a bank holding company and has no prior operating history.

     A representative of KPMG Peat Marwick LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

VOTE REQUIRED

     Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the total votes eligible to be cast at the Special Meeting. Failure to vote or a vote to abstain is equivalent to voting against the Plan of Reorganization. The Board of Directors recommends a vote "FOR" the approval of the Plan of Reorganization. Approval of the Plan is assured because the Mutual Holding Company intends to vote its shares in favor of the Plan.

     THIS DESCRIPTION OF THE MATERIAL TERMS OF THE PROPOSED STOCK HOLDING COMPANY FOR THE BANK DOES NOT PURPORT TO BE COMPLETE, BUT IS QUALIFIED IN ITS ENTIRETY BY THE PLAN OF REORGANIZATION AND ARTICLES OF INCORPORATION AND BYLAWS OF THE STOCK HOLDING COMPANY ATTACHED AS EXHIBITS A, B AND C, RESPECTIVELY, TO THIS PROXY STATEMENT/PROSPECTUS.

             PROPOSAL III--RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Bank has approved the engagement of KPMG Peat Marwick LLP to be the Bank's auditors for the fiscal year ending June 30, 1998, subject to the ratification of the engagement by the Bank's stockholders. At the Meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG Peat Marwick LLP for the Bank's fiscal year ending June 30, 1998. A representative of KPMG Peat Marwick LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

     In order to ratify the selection of KPMG Peat Marwick LLP as the auditors for the fiscal year ending June 30, 1998, the proposal must receive at least a majority of the votes cast, without regard to broker non-votes, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of KPMG Peat Marwick LLP as auditors for the 1998 fiscal year.

                             STOCKHOLDER PROPOSALS

     In the event the Reorganization is not completed, in order to be eligible for inclusion in the Bank's proxy materials for the Bank's 1998 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Bank's executive office, 301 Second Avenue, Warren, Pennsylvania 16365, no later than July 10, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act as administered by the FDIC. In the event that the Reorganization is completed and the Stock Holding Company holds an annual meeting of stockholders in 1998, to be eligible for inclusion in the Stock Holding Company's proxy materials for the Stock Holding Company's 1998 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Stock Holding Company's executive office, 301 Second Avenue, Warren, Pennsylvania 16365, no later than July 10, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act as administered by the SEC.

                                 MISCELLANEOUS

     The Board of Directors is not aware of any business to come before the Special Meeting other than the matters described above in the Proxy Statement/Prospectus.

                                    EXPERTS

     The consolidated financial statements of the Bank and its subsidiaries, included in the Annual Report on Form 10-K of the Bank for the fiscal year ended June 30, 1997, which have been filed by the Stock Holding Company as an exhibit to the registration statement of which this Proxy Statement/Prospectus is a part, have been audited by KPMG Peat Marwick LLP, independent accountants, as set forth in their report dated August 15, 1997 accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the SEC.

                             AVAILABLE INFORMATION

     The Stock Holding Company has filed with the SEC a registration statement (the "Registration Statement"), of which the Proxy Statement/Prospectus is a part, under the Securities Act. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains copies of reports, proxy and information statements and other information regarding registrants, including the Stock Holding Company, that file electronically with the SEC. The statements contained herein as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are of necessary brief descriptions thereof and are not necessarily complete. Each such statement is qualified by reference to such contract or document.

     The Bank is subject to the information, reporting and proxy statement requirements of the Exchange Act and, in accordance therewith and with the rules and regulations of the FDIC, files reports, proxy statements and other information with the FDIC. Copies of such materials may be obtained at prescribed rates from the FDIC's Registration, Disclosure and Securities Operations Unit, 550 17th Street, N.W., Washington, D.C (telephone number 202/898-8911 or -8913, facsimile number 202/898-3909). Upon completion of the Reorganization, the Stock Holding Company will become subject to the information, reporting and proxy statement requirements under the Exchange Act and in accordance therewith and the rules and regulations of the SEC will file reports, proxy statements and other information with the SEC. Such materials will be available for inspection and copying as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Bank's Annual Report on Form 10-K for the year ended June 30, 1997 filed with the FDIC by the Bank pursuant to the Exchange Act and filed by the Stock Holding Company as an exhibit to the Registration Statement, is incorporated by reference in this Proxy Statement/Prospectus.

     All documents and reports filed with the FDIC by the Bank pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the completion of the Reorganization will also be filed with the SEC by the Stock Holding Company and shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available upon request to each person to whom a copy of this Prospects/Information Statement is delivered, without charge, upon written or telephone request to Greg LaRocca, Secretary, Northwest Bancorp, Inc., 301 Second Avenue, Warren, Pennsylvania 16365-2353 (telephone number (814) 726-
2140).

A COPY OF THE BANK'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO GREGORY C. LAROCCA, SECRETARY, NORTHWEST SAVINGS BANK, LIBERTY AT SECOND, WARREN, PENNSYLVANIA 16365-2353 (TELEPHONE NUMBER 814/726-
2140). THE 10-K ALSO CONSTITUTES THE BANK'S ANNUAL DISCLOSURE STATEMENT AS REQUIRED BY 12 C.F.R. PART 350.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Gregory C. La Rocca
                              Secretary

Warren, Pennsylvania
October 30, 1997

                                   EXHIBIT A

                      AGREEMENT AND PLAN OF REORGANIZATION

                             NORTHWEST SAVINGS BANK

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated May 15, 1996, is by and between NORTHWEST SAVINGS BANK, a Pennsylvania stock savings bank (the "Bank"); NORTHWEST BANCORP, INC., a to-be-formed Pennsylvania corporation (the "Stock Holding Company"); and NORTHWEST INTERIM SAVINGS BANK, a to-be-formed interim Pennsylvania stock savings bank ("Interim").

     The parties hereto desire to enter into this Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the stock holding company form of ownership. As a result of the reorganization, immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $.10 per share, of the Bank will be held by the Stock Holding Company, and the holders of the issued and outstanding shares of common stock of the Bank will become the holders of the issued and outstanding shares of common stock of the Stock Holding Company.

     The reorganization of the Bank will be accomplished by the following steps:
(1) the formation of the Stock Holding Company as a wholly owned subsidiary of the Bank; (2) the formation of an interim Pennsylvania stock savings bank ("Interim"), which will be wholly owned by the Stock Holding Company; and (3) the merger of Interim into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) each of the issued and outstanding shares of common stock of the Bank will be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Stock Holding Company; (ii) each of the issued and outstanding shares of common stock of Interim will be converted automatically by operation of law into an equal number of issued and outstanding shares of common stock of the Bank; and (iii) the shares of common stock of the Stock Holding Company held by the Bank will be canceled.

     NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:


                                   ARTICLE I

                             MERGER OF INTERIM INTO
                          THE BANK AND RELATED MATTERS
                          ----------------------------

     1.1 On the Effective Date, Interim will be merged with and into the Bank (the "Merger") and the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of the Bank. The Bank shall be deemed to be a continuation of Interim, and the Bank shall succeed to the rights and obligations of Interim.

     1.2 Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a savings bank organized under Pennsylvania law. The Articles of Incorporation (the "Charter") and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

     1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank (whether directly or through its subsidiaries) will continue to be conducted by it, as a wholly owned subsidiary of Stock Holding Company, and the present directors and officers of the Bank will continue in their present positions.
The home office and branch offices of the Bank in existence immediately prior to the Effective Date shall continue to be the home office and branch offices, respectively, of the Bank from and after the Effective Date.

                                   ARTICLE II

                              CONVERSION OF STOCK
                              -------------------

     2.1 The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock of the Bank into common stock of the Stock Holding Company pursuant to this Agreement shall be as follows:

          A. On the Effective Date, each share of common stock, par value $.10 per share, of the Bank issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of common stock, par value $0.10 per share, of the Stock Holding Company (the "Stock Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $.10 par value per share, of the Bank and shall not be further converted into shares of the Stock Holding Company, so that from and after the Effective Date all of the issued and outstanding shares of common stock of the Bank shall be held by the Stock Holding Company.

          B. On the Effective Date, the current stock option plans and recognition plans of the Bank (collectively, the "Benefit Plans") shall automatically, by operation of law, be continued as Benefit Plans of the Bank and/or the Stock Holding Company. Each option to purchase shares of the Bank common stock under the Bank's stock option plan outstanding at that time will be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Stock Holding Company Common Stock in lieu of shares of the Bank common stock. The Stock Holding Company and the Bank may make appropriate amendments to the Benefit Plans to reflect the adoption of the Benefit Plans as the plans of the Stock Holding Company, without adverse effect on the Benefit Plans and their participants.

          C. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of the Bank common stock, shall, upon surrender of the same to the designated agent of the Bank, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Stock Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of the Bank common stock shall be automatically deemed for all purposes to evidence the ownership of the equal number of whole shares of Stock Holding Company Common Stock. Former holders of shares of the Bank common stock will not be required to exchange their the Bank common stock certificates for new certificates evidencing the same number of shares of Stock Holding Company Common Stock. If in the future Stock Holding Company determines to effect an exchange of stock certificates, instructions will be sent to all holders of record of Stock Holding Company Common Stock.

          D. All shares of Stock Holding Company Common Stock into which shares of the Bank common stock shall have been converted pursuant to this
Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

          E. On the Effective Date, the holders of certificates formerly representing the Bank common stock outstanding on the Effective Date shall cease to have any rights with respect to the common stock of the Bank, and their sole rights shall be with respect to the Stock Holding Company Common Stock into which their shares of the Bank common stock shall have been converted by the Merger.

                                  ARTICLE III

                                   CONDITIONS
                                   ----------

     3.1 The obligations of the Bank, Stock Holding Company and Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

          A. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of the Bank common stock shall, at a meeting of the stockholders of the Bank duly called, have approved this Agreement by the affirmative vote of two-thirds of the outstanding shares of the Bank common stock.

          B. Any and all approvals from the Federal Reserve Board (the "FRB"), the Securities and Exchange Commission and any other state or federal governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Stock Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

          C. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Bank upon the exchange of the Bank common stock held by them solely for Stock Holding Company Common Stock.


                                   ARTICLE IV

                                  TERMINATION
                                  -----------

     4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

     4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.


                                   ARTICLE V

                            EFFECTIVE DATE OF MERGER
                            ------------------------

     Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed this Agreement and such certificates or further documents as shall be required by Pennsylvania law to be filed with the Pennsylvania Secretary of State. Upon approval of the Merger by the Pennsylvania Department of Banking, and the filing of the Articles of Merger with the Pennsylvania Department of State, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such filing with the Pennsylvania Department of State.

                                   ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

     6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, the Stock Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, the Stock Holding Company or their stockholders.

     6.3 This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                              NORTHWEST SAVINGS BANK


                              By:  /s/ John O. Hanna
                                   -------------------------------------
                                   John O.  Hanna
                                   President and Chief Executive Officer



                              NORTHWEST BANCORP, INC.


                              By:  /s/ John O. Hanna
                                   -------------------------------------
                                   John O. Hanna
                                   President and Chief Executive Officer


                              NORTHWEST INTERIM SAVINGS BANK
                              (IN FORMATION)


                              By:  /s/ John O. Hanna
                                   ------------------------------------
                                   John O. Hanna
                                   President and Chief Executive Officer

                                   EXHIBIT B

              ARTICLES OF INCORPORATION OF NORTHWEST BANCORP, INC.

                           ARTICLES OF INCORPORATION
                                       OF
                            NORTHWEST BANCORP, INC.

                                   ARTICLE I
                                      NAME

     The name of the corporation is Northwest Bancorp, Inc. (hereinafter referred to as the "Corporation").

                                   ARTICLE II
                               REGISTERED OFFICE

     The address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is Liberty and Second Streets, Warren, PA 16365-2353.

                                  ARTICLE III
                               NATURE OF BUSINESS

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "BCL"). The Corporation is incorporated under the provisions of the BCL.

                                   ARTICLE IV
                                 CAPITAL STOCK

     A.   AUTHORIZED AMOUNT.   The total number of shares of capital stock which
the Corporation has authority to issue is 110,000,000, of which 10,000,000 shall be serial preferred stock, par value $.10 per share (hereinafter the "Preferred Stock"), and 100,000,000 shall be common stock, par value $.10 per share (hereinafter the "Common Stock"). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor.

     B.   COMMON STOCK.   Except as provided in this Article IV (or in any
resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power of the Corporation shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

     C. AUTHORITY OF BOARD TO FIX TERMS OF PREFERRED STOCK. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.

     D. PREEMPTIVE RIGHTS. Except as may be provided in a resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of shares of capital stock of the Corporation as such shall have any preemptive or preferential right to purchase or subscribe to any part of any new or additional issue of capital stock of any class whatsoever of the Corporation, or of securities convertible into capital stock of any class whatsoever, whether now or hereafter authorized or issued.

                                   ARTICLE V
                                  INCORPORATOR

     The name of the sole incorporator is Northwest Savings Bank, the mailing address of the sole incorporator is Liberty and Second Streets, Warren, Pennsylvania 16365-2353, and the number and class of shares for which the sole incorporator has subscribed is 100 shares of common stock.

                                   ARTICLE VI
                                   DIRECTORS

     A.   DIRECTORS AND NUMBER OF DIRECTORS.   The business and affairs of the
Corporation shall be managed under the direction of the Board of Directors. Except as otherwise increased from time to time by the exercise of the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors of the Corporation shall be as set forth in the Corporation's Bylaws, as may be amended from time to time.

     B.   CLASSIFICATION AND TERM.   The Board of Directors, other than those
who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. The term of office of the initial directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of stockholders after the effective date of these Articles of Incorporation; the term of office of the directors of the second class shall expire at the second annual meeting of stockholders after the effective date of these Articles of Incorporation; and the term of office of the third class shall expire at the third annual meeting of stockholders after the effective date of these Articles of Incorporation; and, as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders (except to the extent necessary to ensure that the Board of Directors shall be divided into three classes as nearly equal in number as possible) and when their respective successors are elected and qualified.

     C.   NO CUMULATIVE VOTING.   Stockholders of the Corporation shall not be
permitted to cumulate their votes for the election of directors.

     D.   VACANCIES.   Except as otherwise fixed pursuant to the provisions of
Article IV hereof relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

     E.   REMOVAL.   Except as otherwise required by law, and subject to the
rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office by stockholders only for cause and only upon the affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Corporation.

                                  ARTICLE VII
               MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     A.   SPECIAL MEETING OF STOCKHOLDERS.   Except as otherwise required by law
and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders may be called only by the Board of Directors of the Corporation pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     B.   ACTION WITHOUT A MEETING.   An action permitted to be taken by the
stockholders of the Corporation at a meeting of stockholders may be taken without a meeting only if a unanimous written consent setting forth the action so taken is signed by all stockholders who would be entitled to vote at a meeting for such purpose and such consent is filed with the Secretary of the Corporation as part of the corporate records.

     C. ADVANCE NOTICE BY STOCKHOLDERS. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                  ARTICLE VIII
                      LIABILITY OF DIRECTORS AND OFFICERS

     A. PERSONAL LIABILITY FOR MONETARY DAMAGES. The personal liabilities of the directors and officers of the Corporation for monetary damages for conduct in their capacities as such shall be eliminated to the fullest extent permitted by the BCL as it exists on the effective date of these Articles of Incorporation or as such law may be thereafter in effect, and in no event shall a director be personally liable, as such, for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This section A of Article VIII shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to Federal, State, or local law.

     B. AMENDMENTS. No amendment, modification or repeal of this Article VIII, nor the adoption of a provision of these Articles of Incorporation inconsistent with this Article VIII, shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification, repeal or adoption.

                                   ARTICLE IX
                   RESTRICTIONS ON OFFERS AND ACQUISITIONS OF
                      THE CORPORATIONS' EQUITY SECURITIES

     A.   DEFINITIONS.

     (a) ACQUIRE.   The term "Acquire" includes every type of acquisition,
whether effected by purchase, exchange, operation of law or otherwise.

     (b) ACTING IN CONCERT.   The term "Acting in Concert" means (a) knowing
participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     (c) AFFILIATE.   An "Affiliate" of, or a Person "affiliated with" a
specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

     (d) ASSOCIATE.   The term "Associate" used to indicate a relationship with
any Person means:

          (i) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation), or any subsidiary or parent thereof, of which such Person is a director, officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class or equity securities;

          (ii) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Corporation or a Subsidiary of the Corporation in which such Person has a 10% or greater beneficial interest or serves as a trustee or in a similar fiduciary capacity.

          (iii) Any relative or spouse of such Person (or any relative of such spouse) who has the same home as such Person or who is a director of officer of the Corporation or a Subsidiary of the Corporation (or any subsidiary or parent thereof); or

          (iv) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

     (e) BENEFICIAL OWNER (INCLUDING BENEFICIALLY OWNED).   A Person shall be
considered the "Beneficial Owner" of any shares of stock (whether or not owned of record):

          (i) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (A) voting power, including the power to vote or to direct the voting of such shares of stock, and/or (B) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

          (ii) Which such Person or any Affiliate or Associate of such Person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (B) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

          (iii) Which are Beneficially Owned within the meaning of (i) or (ii) of this Article IX(A)(e) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates either (A) has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial part, of the assets or business of the Corporation or a Subsidiary of the Corporation, or (B) is Acting in Concert. For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article IX of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article IX(A)(e), but shall not include any other Voting Shares which may be issuable in such manner.

     (f) OFFER.   The term "Offer" shall mean every offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "Offer" shall not include (i) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price.

     (g) PERSON.   The term "Person" shall mean any individual, partnership,
corporation, association, trust, group or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a "Person".

     (h) SUBSTANTIAL PART.   The term "Substantial Part" as used with reference
to the assets of the Corporation or of any Subsidiary means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the determination is being made.

     (i) SUBSIDIARY.   "Subsidiary" means any corporation of which a majority of
any class of equity security is owned, directly or indirectly, by the Person in question.

     (j) VOTING SHARES.   "Voting Shares" shall mean shares of the Corporation
entitled to vote generally in an election of directors.

     (k) CERTAIN DETERMINATIONS WITH RESPECT TO ARTICLE IX.   A majority of the
directors shall have the power to determine for the purposes of this Article IX, on the basis of information known to them and acting in good faith: (A) the number of Voting Shares of which any Person is the Beneficial Owner; (B) whether a Person is an Affiliate or Associate of another; (C) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner" as hereinabove defined; and (D) such other matters with respect to which a determination is required under this
Article IX.

     (l) DIRECTORS, OFFICERS OR EMPLOYEES.   Directors, officers or employees of
the Corporation or any Subsidiary thereof shall not be deemed to be a group with respect to their individual acquisitions of any class of equity securities of the Corporation solely as a result of their capacities as such.

     B. RESTRICTIONS. No Person other than Northwest Bancorp, MHC, shall directly or indirectly Offer to acquire or acquire the Beneficial Ownership of
(i) more than 10% of the issued and outstanding shares of any class of an equity security of the Corporation, or (ii) any securities convertible into, or exercisable for, any equity securities of the Corporation if, assuming conversion or exercise by such Person of all securities of which such Person is the Beneficial Owner which are convertible into, or exercisable for, such equity securities (but no securities convertible into, or exercisable for, such equity securities of which such Person is not the Beneficial Owner), such Person would be the Beneficial Owner of more than 10% of any class of any equity security of the Corporation.

     C. EXCLUSIONS. The foregoing restrictions shall not apply to (i) any Offer with a view toward public resale made exclusively to the Corporation by underwriters or a selling group acting on its behalf, (ii) any tax qualified employee benefit plan or arrangement established by the Corporation or a Subsidiary of the Corporation and any trustee of such a plan or arrangement, and
(iii) any other Offer or acquisition approved in advance by the affirmative vote of 80% of the members of the Corporation's Board of Directors then in office.

     D.   REMEDIES.   In the event that shares are acquired in violation of this
Article IX, all shares Beneficially Owned by any Person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as Voting Shares in connection with any matters submitted to stockholders for a vote.

                                   ARTICLE X
                                   AMENDMENT

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribe by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and, to the extent required by applicable law, thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision of Articles VI, VII, VIII, IX and X hereof which is not approved by the affirmative vote of 80% of the Corporation's Board of Directors then in office.

     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania through these Articles of Incorporation, has caused these Articles of Incorporation to be signed by its President and Chief Executive Officer, who hereby declares and certifies that the facts herein stated are true and who has hereunto set his hand this 6th day of May, 1997.


ATTEST                                        NORTHWEST SAVINGS BANK


/s/ Gregory C. LaRocca                        By:  /s/ John O. Hanna
-----------------------------                    -------------------------
Gregory C. LaRocca, Secretary                    John O. Hanna, President
                                                  and Chief Executive Officer

                                   EXHIBIT C

                       BYLAWS OF NORTHWEST BANCORP, INC.

                                   BYLAWS OF
                            NORTHWEST BANCORP, INC.

                                   ARTICLE I
                                    OFFICES

     1.1  REGISTERED OFFICE AND REGISTERED AGENT. The registered office of
          --------------------------------------
Northwest Bancorp, Inc. ("Corporation") shall be located in the Commonwealth of Pennsylvania at such place as may be fixed from time to time by the Board of Directors upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office.

     1.2  OTHER OFFICES. The Corporation may have other offices within or
          -------------
outside the Commonwealth of Pennsylvania at such place or places as the Board of Directors may from time to time determine.

                                   ARTICLE II
                             STOCKHOLDERS' MEETINGS

     2.1  PLACE OF MEETING. All meetings of the stockholders shall be held at
          ----------------
such place within or without the Commonwealth of Pennsylvania as shall be determined by the Board of Directors.

     2.2  ANNUAL AND SPECIAL MEETINGS.  The annual meeting of the stockholders
          ---------------------------
for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time as may be determined by the Board of Directors and stated in the notice of such meeting. Special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     2.3  ORGANIZATION AND CONDUCT.  Each meeting of the stockholders shall be
          ------------------------
presided over by the President, or if the President is not present, by any Executive or Senior Vice President or such other person as the directors may determine. The Secretary, or in his absence a temporary Secretary, shall act as secretary of each meeting of the stockholders. In the absence of the Secretary and any temporary Secretary, the chairman of the meeting may appoint any person present to act as secretary of the meeting. The chairman of any meeting of the stockholders, unless prescribed by law or regulation or unless the Board of Directors has otherwise determined, shall determine the order of the business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussions as shall be deemed appropriate by him in his sole discretion.

     2.4  NOTICE.
          ------

     (a) Written notice of every meeting of stockholders shall be given by, or at the direction of, the Secretary of the Corporation or other authorized person to each stockholder of record entitled to vote at the meeting at least (i) ten days prior to the date named for a meeting that will consider a fundamental change under Chapter 19 of the Pennsylvania Business Corporation Law ("BCL"), or any successor thereto, or (ii) five days prior to the date named for a meeting in any other case. A notice of meeting shall specify the place, date and hour of the meeting and in the case of a special meeting the general nature of the business to be transacted thereat, as well as any other information required by law.

     (b) When a meeting of stockholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting or notice of the business to be transacted is required to be given by applicable law and such notice previously has not been given.

     2.5  RECORD DATE. The Board of Directors may fix in advance a record date
          -----------
for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, such date to be not more than ninety (90) days and not less than (i) ten (10) days in the case of a meeting that will consider a fundamental change under Chapter 19 of the BCL, or any successor thereto, or (ii) five (5) days in the case of a meeting for any other purpose, prior to the date of the meeting established by the Board of Directors.

     2.6  VOTING LIST. The office or agent having charge of the transfer books
          -----------
for shares of the Corporation shall make a complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, with the address of and number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting for the purposes thereof.

     2.7  QUORUM. Except as otherwise required by law:
          ------

     (a) The presence in person or by proxy of stockholders entitled to vote at least a majority of the votes that all stockholders are entitled to cast on a particular matter to be acted upon at a meeting of stockholders (after giving effect to Article IX of the Corporation's Articles of Incorporation) shall constitute a quorum for the purposes of consideration and action on the matter. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time. If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

     (b) The stockholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the general withdrawal of enough stockholders to leave less than a quorum.

     2.8  VOTING OF SHARES.
          ----------------

     (a) Except as otherwise provided in these Bylaws or to the extent that voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation, each stockholder, on each matter submitted to a vote at a meeting of stockholders, shall have one vote for each share of stock registered in his name on the books of the Corporation.

     (b) Except as otherwise provided by the Articles of Incorporation, by law or by paragraph (c) of this Section 2.8, any corporate action to be taken by vote of the stockholders of the Corporation shall be authorized by receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon and, if any stockholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by stockholders entitled to vote as a class.

     (c) Directors are to be elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If, at any meeting of the stockholders, due to a vacancy or vacancies or otherwise, directors of more than one class of the Board of Directors are to be elected, each class of directors to be elected at the meeting shall be elected in a separate election by a plurality vote.

     2.9  PROXIES. Every stockholder entitled to vote at a meeting of
          -------
stockholders may authorize another person to act for him by a proxy duly executed by the stockholder or his duly authorized attorney-in-fact. The presence of, or vote or other action at a meeting of stockholders, by a proxy of a stockholder shall constitute the presence of, or vote or other action by the stockholder for all purposes. No proxy shall be valid after three years from the date of execution unless a longer time is expressly provided therein.

     2.10 PROPOSALS. At an annual meeting of the stockholders, only such
          ---------
business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of Northwest Savings Bank, ninety days prior to the anniversary date of the mailing of proxy materials by Northwest Savings Bank in connection with the immediately preceding annual meeting of Northwest Savings Bank prior to such acquisition. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and
(d) any material interest of the stockholder in such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article II, Section 2.10, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations.

     2.11 JUDGES OF ELECTION.
          ------------------

     (a) For each meeting of stockholders, the Board of Directors may appoint judges of election, who need not be stockholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any stockholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for office to be filled at the meeting shall not act as a judge.

     (b) The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all stockholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

                                  ARTICLE III
                               BOARD OF DIRECTORS

     3.1  NUMBER AND POWERS. The business affairs of the Corporation shall be
          -----------------
managed under the direction of a Board of Directors of not less than five (5) nor more than fifteen (15), as set from time to time by resolution of the Board of Directors. Directors need not be stockholders or residents of the Commonwealth of Pennsylvania. In addition to the powers and authorities expressly conferred upon it by these Bylaws and the Articles of Incorporation, all such powers of the Corporation as are not by statute or by the Corporation's Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders may be exercised by or under the authority of the Board of Directors.

     3.2  CLASSIFICATION AND TERMS. The classification and terms of the
          ------------------------
directors shall be as set forth in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.3  VACANCIES. All vacancies in the Board of Directors shall be filled in
          ---------
the manner provided in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.4  REMOVAL OF DIRECTORS. Directors may be removed in the manner provided
          --------------------
in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same effect as if they were set forth herein.

     3.5  REGULAR MEETINGS. Regular meetings of the Board of Directors or any
          ----------------
committee may be held without notice at the principal place of business of the Corporation or at such other place or places, either within or without the Commonwealth of Pennsylvania, as the Board of Directors or such committee, as the case may be, may from time to time appoint or as may be designated in the notice of the meeting. A regular meeting of the Board of Directors shall be held without notice immediately after the annual meeting of stockholders.

     3.6  SPECIAL MEETINGS.
          ----------------

          (a) Special meetings of the Board of Directors may be called at any time by the President or by a majority of the authorized number of directors, to be held at the principal place of business of the Corporation or at such other place or places as the Board of Directors or the person or persons calling such meeting may from time to time designate. Written notice of all special meetings of the Board of Directors shall be given to each director by five days' service of the same. Such notice need not specify the business to be transacted at, nor the purpose of, the meeting.

          (b) Special meetings of any committee may be called at any time by such person or persons and with such notice as shall be specified for such committee by the Board of Directors, or in the absence of such specification, in the manner and with the notice required for special meetings of the Board of Directors.

     3.7  ACTION OF DIRECTORS BY COMMUNICATIONS EQUIPMENT. One or more persons
          -----------------------------------------------
may participate in a meeting of directors, or of a committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     3.8  QUORUM OF AND ACTION BY DIRECTORS. A majority of the Board of
          ---------------------------------
Directors then in office shall be necessary at all meetings to constitute a quorum for the transaction of business and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors. Every director of the Corporation shall be entitled to one vote.

     3.9  REGISTERING DISSENT. A director who is present at a meeting of the
          -------------------
Board of Directors or of a committee thereof, at which action on a corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to such action unless his dissent is entered in the minutes of the meeting, or unless he files his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or unless he delivers his dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     3.10 ACTION BY DIRECTORS WITHOUT A MEETING. Any action which may be taken
          -------------------------------------
at a meeting of the directors, or of a committee thereof, may be taken without a meeting if prior or subsequent to the action a consent or consents in writing setting forth the action so taken or to be taken is signed by all of the directors in office, or by all of the members of the committee as the case may be, and filed with the Secretary of the Corporation. Such consent shall have the same effect as a unanimous vote.

     3.11 COMPENSATION OF DIRECTORS. The Board of Directors shall have the
          -------------------------
authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the Corporation.

     3.12 NOMINATIONS OF DIRECTORS. Subject to the rights of holders of any
          ------------------------
class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or committee appointed by the Board of Directors or by any stockholder entitled to vote generally in an election of directors. However, any stockholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid to the Secretary of the Corporation not later than (i) ninety (90) days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of Northwest Savings Bank, ninety (90) days prior to the anniversary date of the mailing of proxy materials by Northwest Savings Bank in connection with the immediately preceding annual meeting of Northwest Savings Bank prior to such acquisition, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholders; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

                                   ARTICLE IV
                         EXECUTIVE AND OTHER COMMITTEES

     4.1  EXECUTIVE COMMITTEE.
          -------------------

     (a) The Board of Directors may appoint from the Board of Directors an Executive Committee of not less than three (3) members, and may delegate to such committee, except as otherwise provided by law or the Articles of Incorporation, the powers of the Board of Directors in the management of the business and affairs of the Corporation in the intervals between meetings of the Board of Directors in all cases in which specific directions shall not have been given by the Board, as well as the power to authorize the seal of the Corporation to be affixed to all papers which may require it, provided, however, that the Executive Committee shall not have the power or authority of the Board of Directors with respect to the following: the submission to stockholders of any action requiring approval of stockholders by law; the creation or filling of vacancies in the Board of Directors; the adoption, amendment or repeal of the Articles of Incorporation or these Bylaws; the amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors; action on matters committed by these Bylaws or resolution of the Board of Directors to another committee of the Board of Directors; the declaration of dividends; and approval of a transaction in which any member of the Executive Committee, directly or indirectly, has any material beneficial interest.

     (b) Meetings of the Executive Committee shall be held at such times and places as the Chairman of the Executive Committee may determine. The Executive Committee, by a vote of a majority of its members, may appoint a Chairman and fix its rules of procedure, determine its manner of acting and specify what notice, if any, of meetings shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     (c) The Executive Committee shall keep minutes of all business transacted by it. All completed action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action or at its meeting held in the month following the taking of such action, and shall be subject to revision or alteration by the Board of Directors.

     4.2  AUDIT COMMITTEE. The Board of Directors shall designate not less than
          ---------------
three (3) members of the Board of Directors who are not employed by the Corporation to constitute an Audit Committee, which shall receive and evaluate internal and independent auditor's reports, monitor the Corporation's adherence in accounting and financial reporting to generally accepted accounting principles and perform such other duties as may be delegated to it by the Board of Directors. Meetings of the Audit Committee shall be held at such times and places as the Chairman of the Audit Committee may determine. The Audit Committee, by a vote of a majority of its members, may fix its rules of procedure, determine its manner of acting and specify what notice, if any, of meetings shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     4.3  OTHER COMMITTEES. The Board may, by resolutions passed by a majority
          ----------------
of the Board of Directors, designate members of the Board to constitute other committees, which shall in each case consist of one or more directors and shall have and may execute such powers as may be determined and specified in the respective resolutions appointing them. A majority of all the members of any such committee may fix its rules of procedure, determine its manner of acting and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, except as otherwise set forth in these Bylaws or as the Board of Directors shall by resolution otherwise provide.

     4.4  TERM. A majority of the Board of Directors shall have the power to
          ----
change the membership of any committee of the Board of Directors at any time, to fill vacancies therein and to discharge any such committee or to remove any member thereof, either with or without cause, at any time.

                                   ARTICLE V
                                    OFFICERS

     5.1  DESIGNATIONS. The Board of Directors shall annually appoint a Chairman
          ------------
of the Board, and a President, Secretary, Treasurer and such other officers as the Board of Directors may from time to time deem appropriate.

     5.2  POWERS AND DUTIES. The officers of the Corporation shall have such
          -----------------
authority and perform such duties as are specified in these Bylaws and as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

     5.3  CHAIRMAN OF THE BOARD. The Chairman of the Board, who shall be chosen
          ---------------------
from among the directors, shall preside at all meetings of the Board of Directors. He shall supervise the carrying out of the policies adopted or approved by the Board of Directors.

     5.4  PRESIDENT. The President shall preside over all meetings of
          ---------
stockholders and in the absence of the Chairman of the Board shall preside at all meetings of the Board of Directors. The President shall have general executive powers and shall have and may exercise any and all other powers and duties pertaining by law, regulations or practice to the office of President, or imposed by these Bylaws.

     5.5  SECRETARY. The Secretary shall keep the minutes of the meetings of the
          ---------
stockholders and the Board of Directors and shall give notice of all such meetings as required in these bylaws, the Corporation's Articles of Incorporation or by law. The Secretary shall have custody of such minutes, the seal of the Corporation and the stock certificate records of the Corporation, except to the extent some other person is authorized to have custody and possession thereof by a resolution of the Board of Directors.

     5.6  TREASURER. The Treasurer shall keep, or cause to be kept, the fiscal
          ---------
accounts of the Corporation, including an account of all monies received or disbursed.

     5.7  TERM; REMOVAL. Each officer of the Corporation shall hold office for a
          -------------
term of one year and until his successor has been selected and qualified or until his earlier death, resignation or removal. Any officer or agent of the Corporation may be removed at any time, with or without cause, by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

     5.8  COMPENSATION. The officers of the Corporation shall receive such
          ------------
salary or compensation as may be determined by or under authority of the Board of Directors.

     5.9  DELEGATION. In the case of absence or inability to act of any officer
          ----------
of the Corporation and of any person herein authorized to act in his place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom it may select.

     5.10 VACANCIES. Vacancies in any office arising from any cause may be
          ---------
filled by the Board of Directors at any regular or special meeting of the Board.

     5.11 BONDS. The Board of Directors may, by resolution, require any and all
          -----
of the officers to give bonds to the Corporation, with sufficient surety or sureties, conditioned for the faithful performance of the duties of their respective offices, and to comply with such other conditions as may from time to time be required by the Board of Directors.

                                   ARTICLE VI
                                INDEMNIFICATION

     6.1  THIRD PARTY ACTIONS. The Corporation shall indemnify any person who
          -------------------
was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     6.2  DERIVATIVE AND CORPORATE ACTIONS. The Corporation shall indemnify any
          --------------------------------
person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     6.3  MANDATORY INDEMNIFICATION. To the extent that a representative of the
          -------------------------
Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6.4  PROCEDURE FOR EFFECTING INDEMNIFICATION. Unless ordered by a court,
          ---------------------------------------
any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  by the stockholders.

     6.5  ADVANCING EXPENSES. Expenses (including attorneys' fees) incurred in
          ------------------
defending any action or proceeding referred to in this Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

     6.6  INSURANCE. The Corporation shall have the power to purchase and
          ---------
maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
Article VI.

     6.7  MODIFICATION. The duties of the Corporation to indemnify and to
          ------------
advance expenses to a director or officer provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

                                  ARTICLE VII
                                 CAPITAL STOCK

     7.1  CERTIFICATES. Certificates of stock shall be issued in numerical
          ------------
order, and each stockholder shall be entitled to a certificate signed by the President or a Vice President, and the Secretary or the Treasurer, or in such other manner as the Corporation may determine and may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer before the certificate is issued, it may be issued by the Corporation with the same effect as if the person were an officer on the date of issue. Each certificate of stock shall state:

          (a) that the Corporation is incorporated under the laws of the Commonwealth of Pennsylvania;

          (b) the name of the person to whom issued;

          (c) the number and class of shares and the designation of the series, if any, which such certificate represents; and

          (d) the par value of each share represented by such certificate, or a statement that such shares are without par value.

     7.2  TRANSFERS.
          ---------

          (a) Transfers of stock shall be made only upon the stock transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar, and before a new certificate is issued the older certificate shall be surrendered for cancellation. The Board of Directors may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers of shares therein.

          (b) Shares of stock shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from the certificate, or by a written power of attorney to sell, assign and transfer the same, signed by the holder of said certificate. No shares of stock shall be transferred on the books of the Corporation until the outstanding certificates therefor have been surrendered to the Corporation.

     7.3  REGISTERED OWNER. Registered stockholders shall be treated by the
          ----------------
Corporation as the holders in fact of the stock standing in their respective names and the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided below or by the laws of the Commonwealth of Pennsylvania. The Board of Directors may adopt by resolution a procedure whereby a stockholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of such stockholder are held for the account of a specified person or persons. The resolution shall set forth:

          (a) The classification of shareholder who may certify;

          (b) The purpose or purposes for which the certification may be made;

          (c) The form of certification and information to be contained therein;

          (d) If the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and

          (e) Such other provisions with respect to the procedure as are deemed necessary or desirable.

     Upon receipt by the Corporation of a certification complying with the above requirements, the persons specified in the certification shall be deemed, for the purpose or purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the stockholder making the certification.


     7.4  MUTILATED, LOST OR DESTROYED CERTIFICATES. In case of any mutilation,
          -----------------------------------------
loss or destruction of any certificate of stock, another may be issued in its place upon receipt of proof of such mutilation, loss or destruction. The Board of Directors may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the Corporation in such sum as they might determine, or establish such other procedures as they deem necessary.

     7.5  FRACTIONAL SHARES OF SCRIP. The Corporation may: (a) issue fractions
          --------------------------
of a share which shall entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation; (b) arrange for the disposition of fractional interests by those entitled thereto; (c) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such shares are determined; or (d) issue scrip in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregating a full share.

                                  ARTICLE VIII
                           FISCAL YEAR; ANNUAL AUDIT

     The fiscal year of the Corporation shall end on the 30th day of June of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Board of Directors or the Audit Committee of the Board of Directors. The appointment of such accountants shall be subject to annual ratification by the stockholders.

                                   ARTICLE IX
                             DIVIDENDS AND FINANCE

     9.1  DIVIDENDS. Dividends may be declared by the Board of Directors and
          ---------
paid by the Corporation in accordance with the conditions and subject to the limitations imposed by the laws of the Commonwealth of Pennsylvania. The Board of Directors may declare dividends payable only to stockholders of record at the close of business on any business day not more than (90) days prior to the date on which the dividend is paid.

     9.2  DEPOSITORIES. The monies of the Corporation shall be deposited in the
          ------------
name of the Corporation in such bank or banks or trust company or trust companies as the Board of Directors shall designate, and shall be drawn out only by check or other order for payment of money signed by such persons and in such manner as may be determined by resolution of the Board of Directors.

                                   ARTICLE X
                                    NOTICES

     10.1 NOTICE. Whenever written notice is required to be given to any person
          ------
pursuant to these Bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid, or by facsimile transmission, to his address (or to his telex, TWX or facsimile number), in the case of stockholders, appearing on the books of the Corporation or, in the case of directors, supplied by them to the Corporation for the purpose of notice or, in the case of the Corporation, at the address of its principal executive offices. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched.

     10.2 WRITTEN WAIVER OF NOTICE. Whenever any written notice is required to
          ------------------------
be given under these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of a meeting need be specified in the waiver of notice of the meeting.

     10.3 WAIVER OF NOTICE BY ATTENDANCE. Attendance of a person at any meeting
          ------------------------------
shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

                                   ARTICLE XI
                                      SEAL

     The corporate seal of the Corporation shall be in such form and bear such inscription as may be adopted by resolution of the Board of Directors, or by usage of the officers on behalf of the Corporation.

                                  ARTICLE XII
                               BOOKS AND RECORDS

     The Corporation shall keep correct and complete books and records of account and shall keep minutes and proceedings of meetings of its stockholders and Board of Directors; and it shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each. Any books, records and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.

                                  ARTICLE XIII
                                   AMENDMENTS

     The Board of Directors, to the extent permitted by law, or stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, provided that the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision of these Bylaws which is inconsistent with
Article VI, VII, VIII, IX and X of the Articles of Incorporation of the Corporation and which is not approved by the affirmative vote of 80% of the members of the Corporation's Board of Directors then in office.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article VI of the Registrant's Articles of Incorporation provides for the following indemnification for Directors and Officers.

     6.1  THIRD PARTY ACTIONS. The Corporation shall indemnify any person who
          -------------------
was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

     6.2  DERIVATIVE AND CORPORATE ACTIONS. The Corporation shall indemnify any
          --------------------------------
person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     6.3  MANDATORY INDEMNIFICATION. To the extent that a representative of the
          -------------------------
Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     6.4  PROCEDURE FOR EFFECTING INDEMNIFICATION. Unless ordered by a court,
          ---------------------------------------
any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

     (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

     (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  by the stockholders.

     6.5  ADVANCING EXPENSES. Expenses (including attorneys' fees) incurred in
          ------------------
defending any action or proceeding referred to in this Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or otherwise.

     6.6  INSURANCE. The Corporation shall have the power to purchase and
          ---------
maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
Article VI.

     6.7  MODIFICATION. The duties of the Corporation to indemnify and to
          ------------
advance expenses to a director or officer provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and financial statements filed as part of this Registration Statement are as follows:

     (a)  Exhibits

          The Index of Exhibits immediately precedes the attached Exhibits.

     (b)  Financial Statements

          Not applicable.

     (c)  Report or Appraisal

          Not applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warren, Pennsylvania, on October 24, 1997.

                                             NORTHWEST BANCORP, INC.


                                             By:  /s/ John O. Hanna
                                                  ----------------------------
                                                  John O. Hanna, President and
                                                    Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned Directors of Northwest Bancorp, Inc. severally constitute and appoint John O. Hanna with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said John O. Hanna may deem necessary or advisable to enable Northwest Bancorp, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the offering of Northwest Bancorp, Inc. Common Stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said John O. Hanna shall do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


By: /s/ John O. Hanna                       By: /s/ William J. Wagner
    -------------------------------             ------------------------------
    John O. Hanna, President, Chief             William J. Wagner, Executive
     Executive Officer and Director              Vice President, Chief
     (Principal Executive Officer)               Financial Officer, Chief
                                                 Operating Officer and Director
                                                 (Principal Financial and
                                                 Accounting Officer)

Date: October 24, 1997                      Date: October 24, 1997

By:  /s/ Richard L. Carr                    By: /s/ Thomas K. Creal, III
    -------------------------------             ------------------------------
     Richard L. Carr, Director                  Thomas K. Creal, III, Director

Date: October 24, 1997                      Date: October 24, 1997

By:  /s/ John J. Doyle                      By:  /s/ Robert G. Ferrier
    -------------------------------             ------------------------------
     John J. Doyle, Director                    Robert G. Ferrier,  Director

Date: October 24, 1997                      Date: October 24, 1997

By:  /s/ Richard E. McDowell                By:  /s/ Joseph T. Stadler
    -------------------------------             ------------------------------
    Richard E. McDowell, Director               Joseph T. Stadler, Director

Date: October 24, 1997                      Date: October 24, 1997

By:  /s/ Walter J. Yahn                     By:  /s/ John S. Young
    -------------------------------             ------------------------------
    Walter J. Yahn, Director                    John S. Young, Director

Date: October 24, 1997                      Date: October 24, 1997

                                 EXHIBIT INDEX

     Exhibit
     Number         Description of Document
     ------         -----------------------

     2              Agreement and Plan of Reorganization*

     3.1            Articles of Incorporation of Northwest Bancorp, Inc.*

     3.2            Bylaws of Northwest Bancorp, Inc.*

     4              Form of Stock Certificate of Northwest Bancorp, Inc.*

     5.1 Form of Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation regarding legality of securities*

     5.2 Form of Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation

     10.1           Deferred Compensation Plan for Directors, as amended*

     10.2           Retirement Plan for Outside Directors*

     10.3           Northwest Savings Bank Nonqualified Supplemental Retirement
                    Plan*

     10.4 Employment Agreement between the Bank and John O. Hanna, President and Chief Executive Officer, as amended*

     10.5           Northwest Savings Bank and Northwest Bancorp, MHC Stock
                    Option Plan*

     10.6           Recognition and Retention Plan for Employees and Outside
                    Directors*

     21             Subsidiaries of the Registrant*

     24.1 Consent of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation*

     24.2           Consent of KPMG Peat Marwick LLP

     24.3           Power of Attorney*

     99.1 Northwest Savings Bank Annual Report on Form 10-K for fiscal year ended June 30, 1997

----------------
*Previously filed